SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant |X|
Filed by a Party other than the Registrant | |
Check the appropriate box:
| | Preliminary Proxy Statement      | | Confidential, For Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
|X| Definitive Proxy Statement
| | Definitive Additional Materials
| | Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Nu Skin Enterprises, Inc.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
               Payment of Filing Fee (Check the appropriate box):

    |X| No fee required.
    | | Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------


    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------


    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------


    (5) Total fee paid:

--------------------------------------------------------------------------------


    | | Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------


    | | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

--------------------------------------------------------------------------------


    (2) Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------


    (3) Filing Party:

--------------------------------------------------------------------------------


    (4) Date Filed:

--------------------------------------------------------------------------------

[GRAPHIC OMITTED] Nu Skin Logo




--------------------------------------------------------------------------------


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF

                            NU SKIN ENTERPRISES, INC.

                                   MAY 4, 1999

--------------------------------------------------------------------------------



           Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Nu Skin Enterprises, Inc., a Delaware corporation (the "Company"), will be held at 4:00 p.m., local time, on May 4, 1999 at the corporate offices of the Company, 75 West Center Street, Provo, Utah 84601, for the following purposes which are more fully described in the Proxy Statement:

           1. To elect a Board of Directors consisting of nine directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

           2. To approve the Company's Second Amended and Restated 1996 Stock Incentive Plan, which amends the prior plan to increase the authorized shares available for issuance under such plan to 8,000,000 shares and to make certain other changes described in the accompanying Proxy Statement;

           3. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 1999; and

           4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

           The Board of Directors has fixed the close of business on March 26, 1999 as the record date for determining the stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

           You are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, please mark, sign, date and return the accompanying proxy as promptly as possible in the enclosed postage-prepaid envelope. If you attend the Annual Meeting you may, if you wish, withdraw your proxy and vote in person.

                                             By Order of the Board of Directors,



                                             /s/ Blake M. Roney
                                             Blake M. Roney
                                             Chairman of the Board

Provo, Utah, April 5, 1999

[GRAPHIC OMITTED] Nu Skin Logo








--------------------------------------------------------------------------------


                                 PROXY STATEMENT

                            NU SKIN ENTERPRISES, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON MAY 4, 1999

--------------------------------------------------------------------------------



                             SOLICITATION OF PROXIES

      The accompanying proxy is solicited on behalf of the Board of Directors of Nu Skin Enterprises, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the corporate offices of the Company, 75 West Center Street, Provo, Utah 84601, on May 4, 1999 at 4:00 p.m., local time, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement. These proxy solicitation materials were first sent or given to the Company's stockholders on or about April 5, 1999.

      All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted as directed by the stockholder. If no specific voting instructions are given, the proxy will be voted FOR:

                  (1) the election of the nine nominees to the Board of Directors listed in the proxy;

                  (2) the approval of the Company's Second Amended and Restated 1996 Stock Incentive Plan, which amends the prior plan to increase the number of shares available for issuance under the plan and to make certain other changes to the plan as more fully described in this Proxy Statement; and

                  (3) the ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 1999.

If any other matters properly come before the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the accompanying proxy will vote on such matters in accordance with their best judgment.

      Any proxy duly given pursuant to this solicitation may be revoked by the person or entity giving it at any time before it is voted by delivering a written notice of revocation to the Secretary of the Company, by executing a later-dated proxy and delivering it to the Secretary of the Company or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of the proxy).

      The Company will bear the cost of solicitation of proxies. Expenses include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's voting stock. Solicitation of proxies will be made by mail. The Company's regular employees may further solicit proxies by telephone or in person, and will not receive additional compensation for such solicitation.

                      OUTSTANDING SHARES AND VOTING RIGHTS

      Only stockholders of record at the close of business on March 26, 1999 (the "Record Date") are entitled to vote at the Annual Meeting. As of the Record Date, approximately 33,165,315 shares of the Company's Class A Common Stock and 54,606,905 shares of the Company's Class B Common Stock were issued and outstanding. Each outstanding share of Class A Common Stock will be entitled to one vote and each outstanding share of Class B Common Stock shall be entitled to ten votes on each matter submitted to a vote of the stockholders at the Annual Meeting. The Class A Common Stock and the Class B Common Stock will vote as a single class with respect to all matters submitted to a vote of the stockholders at the Annual Meeting. Certain subsidiaries of the Company hold an aggregate of 311,271 shares of the Class A Common Stock. In accordance with the General Corporate Law of the State of Delaware, these shares may not be voted with respect to any of the matters presented at the Annual Meeting and shall not be counted in determining the presence of a quorum.

      In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of the Common Stock entitled to vote at the Annual Meeting must be represented, either in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of March 10, 1999 by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the outstanding shares of either the Class A Common Stock or the Class B Common Stock, (ii) each of the Company's directors, (iii) each of the Company's executive officers whose names appear in the summary compensation table under the caption "Executive Compensation," and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated in the footnotes to the table, (x) the business address of the 5% stockholders is 75 West Center Street, Provo, Utah 84601, and (y) the stockholders have direct beneficial ownership and sole voting and investment power with respect to the shares beneficially owned. Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock and each share of Class B Common Stock is automatically converted into one share of Class A Common Stock upon the transfer of such share of Class B Common Stock to any person who is not a Permitted Transferee as defined in the Company's Certificate of Incorporation.


                                             Class A                     Class B            Voting
                                          Common Stock                Common Stock           Power
                                       -------------------        --------------------      -------
     Directors, Executive
  Officers, 5% Stockholders              Number        %            Number         %           %
------------------------------         ---------      ----        ----------      ----        ----
Blake M. and Nancy L. Roney(1)         5,314,244      16.0        16,236,378      29.7        28.9
Nedra D. Roney(2)                      3,968,461      12.0        10,305,046      18.9        18.5
Sandra N. Tillotson(3)                 2,588,127       7.8         6,967,557      12.8        12.5
Craig S. Tillotson(4)                  1,243,006       3.7         3,900,646       7.1         6.9
R. Craig Bryson(5)                     1,243,007       3.7         3,855,741       7.1         6.9
Steven J. Lund(6)                        918,635       2.8         2,678,085       4.9         4.8
Brooke B. Roney(7)                       918,635       2.8         2,675,322       4.9         4.8
Keith R. Halls(8)                        118,730         *           279,861         *           *
Max L. Pinegar(9)                         35,327         *                --        --           *
Daniel W. Campbell(10)                    15,000         *                --        --           *
E.J. "Jake" Garn(10)                      15,000         *                --        --           *
Paula Hawkins(10)                         15,000         *                --        --           *
Renn M. Patch(11)                         13,400         *                --        --           *
Takashi Bamba(12)                         12,750         *                --        --           *
John Chou(13)                             12,965         *                --        --           *
Safeco Corporation (14)                1,966,700       5.9                --        --           *
All directors and officers as a       10,265,266      31.0        31,506,639      57.7        56.2
group (17 persons)(15)

*Less than 1%

(1) Includes 2,311,515 shares of Class A Common Stock and 7,601,535 shares of Class B Common Stock held directly by Blake M. Roney; 2,311,514 shares of Class A Common Stock and 7,601,535 shares of Class B Common Stock held directly by Nancy L. Roney; 650,000 shares of Class A Common Stock and 857,143 shares of Class B Common Stock held indirectly by Blake M. and Nancy L. Roney as co-trustees and with respect to which they share voting and investment power; 176,165 shares of Class B Common Stock held indirectly by Blake M. Roney as trustee and with respect to which he has sole voting and investment power; and 41,215 shares of Class A Common Stock held indirectly by Blake M. Roney as a director of three of the Company's private affiliated corporations and with respect to which he may be deemed to share voting and investment power.

(2) Includes 300,000 shares of Class B Common Stock held indirectly as co-trustee and with respect to which Ms. Roney shares voting and investment power.

(3) Includes 250,000 shares of Class A Common Stock held indirectly as trustee and with respect to which Ms. Tillotson has sole voting and investment power; 25,000 shares of Class A Common Stock and 20,000 shares of Class B Common Stock held indirectly as co-trustee and with respect to which she shares voting and investment power; 500,000 shares of Class B Common Stock held indirectly as manager of a limited liability company and with respect to which she has sole voting and investment power; and 41,215 shares of Class A Common Stock held indirectly as a director of three of the Company's private affiliated corporations and with respect to which she may be deemed to share voting and investment power.

(4) Includes 60,000 shares of Class A Common Stock and 52,500 shares of Class B Common Stock held indirectly as trustee and with respect to which Mr. Tillotson has sole voting and investment power; 30,000 shares of Class A Common Stock and 149,766 shares of Class B Common Stock held indirectly as co-trustee and with respect to which he shares voting and investment power; and 1,000,000 shares of Class B Common Stock held indirectly as manager of a limited liability company and with respect to which he has sole voting and investment power.

                                       -3-




(5) Includes 585,503 shares of Class A Common Stock and 1,892,621 shares of Class B Common Stock held by Mr. Bryson's wife, Kathleen D. Bryson, with respect to which he may be deemed to share voting and investment power; and 72,000 shares of Class A Common Stock and 70,500 shares of Class B Common Stock held indirectly as co-trustee and with respect to which he shares voting and investment power with his wife, Kathleen D. Bryson.

(6) Includes 376,210 shares of Class A Common Stock and 1,259,875 shares of Class B Common Stock held by Mr. Lund's wife, Kalleen Lund, with respect to which he may be deemed to share voting and investment power; 102,763 shares of Class B Common Stock held indirectly as trustee and with respect to which he has sole voting and investment power; 125,000 shares of Class A Common Stock and 55,571 shares of Class B Common Stock held indirectly as co-trustee and with respect to which he shares voting and investment power with his wife, Kalleen Lund; and 41,215 shares of Class A Common Stock held indirectly as a director of three of the Company's private affiliated corporations and with respect to which he may be deemed to share voting and investment power.

(7) Includes 423,710 shares of Class A Common Stock and 1,321,332 shares of Class B Common Stock held by Brooke B. Roney's wife, Denice R. Roney, with respect to which he may be deemed to share voting and investment power; 30,000 shares of Class A Common Stock and 32,657 shares of Class B Common Stock held indirectly as co-trustee and with respect to which he shares voting and investment power with his wife, Denice R. Roney; and 41,215 shares of Class A Common Stock held indirectly as a director of three of the Company's affiliated corporations and with respect to which he may be deemed to share voting and investment power.

(8) Includes 50,000 shares of Class B Common Stock held indirectly by Mr. Halls as the manager of a limited liability company and with respect to which he has sole voting and investment power; and 15,250 shares of Class A Common Stock and 15,607 shares of Class B Common Stock held indirectly as co-trustee and with respect to which he shares voting and investment power; and 41,215 shares of Class A Common Stock held indirectly as a director of three of the Company's affiliated corporations and with respect to which he may be deemed to share voting and investment power.

(9) Includes 9,000 shares of Class A Common Stock which may be acquired by Mr. Pinegar pursuant to a presently exercisable non-qualified stock option.

(10) Includes 12,500 shares of Class A Common Stock which may be acquired by each outside director pursuant to presently exercisable non-qualified stock options granted to each of them.

(11) Includes 6,500 shares of Class A Common Stock which may be acquired by Mr. Patch pursuant to presently exercisable non-qualified stock options.

(12) Includes 6,250 shares of Class A Common Stock which may be acquired by Mr. Bamba pursuant to presently exercisable non-qualified stock options.

(13) Includes 6,250 shares of Class A Common Stock which may be acquired by Mr. Chou pursuant to presently exercisable non-qualified stock options.

(14) The information regarding the number of shares beneficially owned or deemed to be beneficially owned by Safeco Corporation was taken from a
      Schedule 13G filed by that entity with the Securities and Exchange Commission dated February 11, 1999. The business address of Safeco Corporation is 4333 Brooklyn Avenue N.E., Seattle, Washington 98185.

(15) Includes 290,575 shares of Class A Common Stock which may be acquired upon exercise of presently exercisable options. Also, includes 41,215 shares of Class A Common Stock held indirectly by Blake M. Roney, Sandra N. Tillotson, Steven J. Lund, Brooke B. Roney and Keith R. Halls as directors of three of the Company's private affiliated corporations.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

      Directors are elected at each Annual Meeting of Stockholders and hold office until their successors are duly elected and qualified at the next Annual Meeting of Stockholders. The Company's Bylaws provide that the Board of Directors will consist of a minimum of five and a maximum of 11 directors, with the number being designated by the Board of Directors. The Board of Directors has currently fixed the authorized number of directors at nine. Each of the nominees for election to the Board of Directors is currently serving as a director of the Company and was elected to his or her present term of office by the stockholders of the Company. With the recent acquisition of Pharmanex, Inc. ("Pharmanex") and the planned acquisition of Big Planet, Inc., a company engaged in the distribution of telecommunication and Internet products and services ("Big Planet"), as more fully discussed in the Company's Annual Report on Form 10-K for the period ended December 31, 1998, the Board of Directors recently began considering increasing the number of directors to ten or 11 and adding an additional one or two board members who have experience in the nutritional supplement, telecommunications and/or Internet industries. To date, however, the Company has not identified any person to be nominated as a new director at the Annual Meeting. If and when an appropriate candidate is identified, it is likely that the Board of Directors will increase the size of the Board and elect such candidate as a director to serve until the next annual meeting of stockholders.

      Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. The nine nominees receiving the highest number of votes will be elected to serve as directors. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary, the shares represented by proxies will be voted FOR the election of the nine nominees named below. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, proxies will be voted for such other person or persons as may be designated by the Company's Board of Directors.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE NINE NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS.

      Set forth below are the name, age and business experience of each of the nine nominees for election as directors of the Company.

      Blake M. Roney, 41, has served as Chairman of the Board since the Company's inception. Mr. Roney was a founder of Nu Skin International, Inc. ("NSI") in 1984 and served as its Chief Executive Officer and President until the Company's acquisition of NSI in March 1998. Since the Company's acquisition of NSI, Mr. Roney has served as Chairman of the Board of the Company and each of its subsidiaries. He received a B.S. degree from Brigham Young University.

      Steven J. Lund, 45, has been President, Chief Executive Officer and a director of the Company since its inception. Mr. Lund was a founding shareholder of NSI and served as the Executive Vice President of NSI until the Company's acquisition of NSI. Mr. Lund previously worked as an attorney in private practice. He received a B.A. degree from Brigham Young University and a J.D. degree from Brigham Young University's J. Reuben Clark Law School.

      Sandra N. Tillotson, 42, has served as a director of the Company since its inception and as Senior Vice President from May 1998. Ms. Tillotson was a founding shareholder of NSI and has served as a Vice President of NSI from its formation. She earned a B.S. degree from Brigham Young University.

      Keith R. Halls, 41, has served as Secretary and a director of the Company since its inception and has been a Senior Vice President of the Company since May 1998. Mr. Halls was a director, Vice President and shareholder of NSI prior to the Company's acquisition of NSI. Mr. Halls continues to serve as a director of the Company's subsidiaries. Mr. Halls is a Certified Public Accountant. Mr. Halls received a B.A. degree from Stephen F. Austin State University and a B.S. degree from Brigham Young University.

      Brooke B. Roney, 36, has served as a director of the Company since its inception. Mr. Roney has been a Senior Vice President of the Company since May 1998. Mr. Roney was a founding shareholder of NSI and served as a Vice President and director of NSI until the Company's acquisition of NSI.

      Max L. Pinegar, 67, has served as a director of the Company since its inception. Mr. Pinegar served as a Senior Vice President of the Company from May 1998 until his retirement in November 1998. He also served as General Manager of NSI from 1989 and as Vice President of NSI from 1992 until he retired in November 1998. He received a B.A. degree from Brigham Young University and an M.B.A. degree from the University of Utah.

      Daniel W. Campbell, 44, has served as a director of the Company since March 1997. Mr. Campbell has been a Managing General Partner of EsNet, Ltd. since 1994. From 1992 to 1994, Mr. Campbell was the Senior Vice President and Chief Financial Officer of WordPerfect Corporation and prior to that was a partner of Price Waterhouse LLP. He received a B.S. degree from Brigham Young University.

      E.J. "Jake" Garn, 66, has served as a director of the Company since March 1997. Senator Garn has been Vice Chairman of Huntsman Corporation, one of the largest privately-held companies in the United States, since 1993. He currently serves as a director for Morgan Stanley Dean Witter Advisors, a mutual fund company; United Space Alliance Board, a prime contractor for the space shuttle; and Franklin Covey & Co., Inc., a provider of time management seminars and products. From 1974 to 1993, Senator Garn was a member of the United States Senate and served on numerous senate committees. He received a B.A. degree from the University of Utah.

      Paula Hawkins, 72, has served as a director of the Company since March 1997. Senator Hawkins is the principal of Paula Hawkins & Associates, Inc., a management consulting company, since 1988. From 1980 to 1986, Senator Hawkins was a member of the United States Senate and served on numerous senate committees.

      Blake M. Roney and Brooke B. Roney are brothers. The Company is not aware of any other family relationships among any directors or executive officers. The Certificate of Incorporation of the Company contains provisions eliminating or limiting the personal liability of directors for violations of a director's fiduciary duty to the extent permitted by the Delaware General Corporation Law.

Board of Directors Meetings and Committees

      The Board of Directors held five meetings during the fiscal year ended December 31, 1998. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during such period and the total number of meetings held during such period by all committees of the Board of Directors on which that director served.

      The Company has standing Audit, Compensation and Executive Committees but has not established a Nominating Committee. The Audit Committee members are Daniel W. Campbell and E.J. "Jake" Garn. Mr. Campbell is the Chairman of the Audit Committee. The Audit Committee's responsibilities include, among other things, recommending the selection of the Company's independent public accountants to the Board of Directors, reviewing the activities and the reports of the independent public accountants, reviewing the independence of the independent public accountants and examining the adequacy of the

Company's internal controls and internal auditing methods and procedures. The Audit Committee met three times during 1998.

      The Compensation Committee members are Keith R. Halls, Max L. Pinegar, Paula Hawkins and Daniel W. Campbell. Mr. Halls is the Chairman of the Compensation Committee. The Compensation Committee's responsibilities include, among other things, making recommendations to the Board of Directors regarding the salaries, bonuses and other compensation to be paid to the Company's officers and administering the Company's Amended and Restated 1996 Stock Incentive Plan (the "1996 Stock Incentive Plan"). The Compensation Committee met five times during 1998.

      The Executive Committee members are Blake M. Roney, Steven J. Lund and Keith R. Halls. Mr. Roney is the Chairman of the Executive Committee. The duties of the Executive Committee are, to the extent authorized by the Board of Directors, to exercise all the powers and authority of the Board of Directors with respect to the management of the business and affairs of the Company. The Executive Committee met numerous times during 1998.

Compensation of Directors

      Each director who does not receive compensation as an officer or employee of the Company or its affiliates is entitled to receive an annual fee of $25,000 for serving on the Board of Directors, a fee of $1,000 for each meeting of the Board of Directors or any committee meeting thereof attended and an additional fee of $1,000 for each committee meeting attended if such director is the chairperson of that committee. Each director may be reimbursed for certain expenses incurred in attending Board of Directors and committee meetings.

      In addition, directors may be granted options or stock bonus awards under the 1996 Stock Incentive Plan. On May 5, 1998, the Company granted each of E.J. "Jake" Garn, Paula Hawkins and Daniel W. Campbell options to acquire 2,500 shares of Class A Common Stock under the 1996 Stock Incentive Plan. All of such options vest on the day before the next annual meeting of the stockholders following the date of grant. All options were granted with an exercise price equal to the fair market value of the Class A Common Stock on May 5, 1998, the date of the grant. Each of the non-employee directors of the Company will receive a similar grant on the date of this year's annual meeting of stockholders.

      Max L. Pinegar, a director of the Company, retired as an employee and executive officer of the Company in November 1998. Following such retirement, the Company retained the services of Mr. Pinegar as a consultant at a rate of $3,000 per month.

                        EXECUTIVE OFFICERS OF THE COMPANY

      The executive officers of the Company and Presidents of the Company's key subsidiaries as of March 15, 1999 were as follows:


    Name                    Age       Position
Blake M. Roney               41       Chairman of the Board
Steven J. Lund               45       President and Chief Executive Officer
Sandra N. Tillotson          42       Senior Vice President
Brooke B. Roney              36       Senior Vice President
Keith R. Halls               41       Senior Vice President and Secretary
Renn M. Patch                49       Chief Operating Officer
Corey B. Lindley             34       Chief Financial Officer
M. Truman Hunt               39       Vice President and General Counsel
William E. McGlashan, Jr.    35       President, Pharmanex
Michael D. Smith             53       Vice President of North Asia
Grant F. Pace                47       Vice President of Southeast Asia and China
Takashi Bamba                63       President, Nu Skin Japan
John Chou                    53       President, Nu Skin Taiwan

Set forth below is the business background of each of the executive officers of the Company. Information on the business background of Blake M. Roney, Steven J. Lund, Sandra N. Tillotson, Brooke B. Roney and Keith R. Halls is set forth above under the caption "Election of Directors."

      Renn M. Patch has been Chief Operating Officer of the Company since its inception. From 1992 until March 1998, he served as Vice President of Global Operations and Assistant General Manager of NSI. From 1991 to 1992, he served as Director of Government Affairs of NSI. Prior to joining NSI in 1991, Mr. Patch was associated with the Washington, D.C. consulting firm of Parry and Romani Associates. Mr. Patch earned a B.A. degree from the University of Minnesota, a J.D. degree from Hamline University School of Law and an LL.M. degree from Georgetown University.

      Corey B. Lindley has been the Chief Financial Officer of the Company since its inception. From 1993 to 1996, he served as Managing Director, International, of NSI. Mr. Lindley worked as the International Controller of NSI from 1991 to 1994. From 1990 to 1991, he served as Assistant Director of Finance of NSI. Mr. Lindley is a Certified Public Accountant. Prior to joining NSI in 1990, he worked for the accounting firm of Deloitte and Touche LLP. He earned a B.S. degree from Brigham Young University and an M.B.A. degree from Utah State University.

      M. Truman Hunt has served as Vice President and General Counsel since May 1998. He served as Vice President of Legal Affairs and Investor Relations from the Company's inception until May 1998. He also served as Counsel to the President of NSI from 1994 until 1996. From 1991 to 1994, Mr. Hunt served as President and Chief Executive Officer of Better Living Products, Inc., an NSI affiliate involved in the manufacture and distribution of houseware products sold through traditional retail channels. Prior to that time, he was a securities and business attorney in private practice. He received a B.S. degree from Brigham Young University and a J.D. degree from the University of Utah.

      William E. McGlashan, Jr. has served as the President of Pharmanex since founding the company in February 1994. Prior to joining Pharmanex in October 1993, Mr. McGlashan co-founded Generation Ventures, a firm which initiates and funds China-related ventures, and served as its Chief Executive Officer. Mr. McGlashan was the President and co-founder of TRADE, a Bain Capital, Sutter Hill,

Greylock and IVP financed company that sells international trade data, from 1991 to 1993. Mr. McGlashan also worked with Bain Capital where he participated in all aspects of venture and buyout investing. Mr. McGlashan received his B.A. degree from Yale University and his M.B.A. degree from the Stanford Graduate School of Business.

      Michael D. Smith has been Vice President of North Asia for the Company since December 1997. Mr. Smith was Vice President of Operations for the Company from its inception until December 1997. He also served previously as Vice President of North Asian Operations for NSI. In addition, he served as General Counsel of NSI from 1992 to 1996 and as Director of Legal Affairs of NSI from 1989 to 1992. He earned B.S. and M.A. degrees from Brigham Young University and a J.D. degree from the University of Utah.

      Grant F. Pace has served as Vice President of Southeast Asia and China since December 1997. From 1992 to 1997, he was Regional Vice President-Direct Selling in the Asian region for Sara Lee, and from 1988 to 1997 he was President and Regional Managing Director, Southeast Asia for Avon Products, Inc. He received a J.D. degree from Brigham Young University and an M.B.A. degree from Harvard University.

      Takashi Bamba has served as President and/or General Manager of Nu Skin Japan Company, Ltd. ("Nu Skin Japan") since 1993. Prior to joining Nu Skin Japan in 1993, Mr. Bamba was President and Chief Executive Officer of Avon Products Co., Ltd., the publicly-traded Japanese subsidiary of Avon Products, Inc., from 1988 to 1993. He received a B.A. degree from Yokohama National University.

      John Chou has served as President and/or General Manager of Nu Skin Taiwan, Inc. ("Nu Skin Taiwan") since 1991. Prior to joining Nu Skin Taiwan in 1991, he spent 21 years in international marketing and management with 3M Taiwan Ltd., Amway Taiwan and Universal PR Co. Mr. Chou is the Chairman of the Taiwan ROC Direct Selling Association. He is also a member of Kiwanis International, and the Taiwan American Chamber of Commerce. He received a B.A. degree from Tan Kang University in Taipei, Taiwan.

                             EXECUTIVE COMPENSATION

      The following table sets forth certain information regarding the annual and long-term compensation for services rendered in all capacities during the fiscal years ended December 31, 1996, 1997 and 1998 of those persons who were the Company's Chief Executive Officer, the other four most highly compensated executive officers of the Company and the Presidents of the Company's subsidiaries operating in its two major markets (collectively, the "Named Officers").

      The Company was formed in September 1996, and consequently paid no compensation to the Named Officers during the first eight months of the fiscal year ended December 31, 1996. However, salary, bonus and other compensation presented in the Summary Compensation Table for 1996 includes amounts for the first eight months of 1996 based on payments by NSI and its affiliates to such officers for services provided to the affiliates acquired by the Company in September 1996 as if the Company had been in existence during all of 1996. During 1996, 1997 and 1998, Messrs. Bamba and Chou were, and continue to be, employed full time as the General Managers and/or Presidents of Nu Skin Japan and Nu Skin Taiwan, respectively, and received all of their compensation from the Company through these subsidiaries. During 1996, 1997 and the first three months of 1998, Messrs. Lund and Patch were executive officers of NSI. The compensation presented in the table below reflects an allocation of the time spent by Messrs. Lund and Patch providing services to the Company and certain subsidiaries during 1996, 1997 and the first three months of 1998. These salaries and bonuses are in addition to any amounts received or accrued during the relevant periods by these officers from NSI in return for their services to NSI prior to the acquisition of NSI on March 27, 1998. The amounts shown for Sandra N. Tillotson, Keith R. Halls and Brooke B. Roney do not include amounts paid, or accrued, by NSI prior to the Company's acquisition of NSI.


                           Summary Compensation Table



                                                        Annual Compensation                 Long Term Compensation
                                          -----------------------------------------------   -----------------------
                                                                                Other       Restricted   Securities
                                                                                Annual        Stock      Underlying      All Other
Name and Principal Position               Year     Salary        Bonus       Compensation     Awards       Options     Compensation
---------------------------               ----    --------    -----------    ------------   ----------   ----------    ------------
Steven J. Lund........................... 1998    $815,000    $112,380(1)    $         --           --          --     $    --
    President and Chief Executive         1997     275,779     227,752(1)              --           --          --          --
    Officer                               1996     259,973      89,345(1)              --           --          --          --

Sandra N. Tillotson...................... 1998     375,000      91,682(1)              --           --          --          --
    Senior Vice President                 1997          --             --              --           --          --          --
                                          1996          --             --              --           --          --          --

Keith R. Halls........................... 1998     375,000      90,055(1)              --           --          --       4,800 (11)
    Senior Vice President and Secretary   1997          --             --              --           --          --       4,800 (11)
                                          1996          --             --              --           --          --       4,500 (11)

Brooke B. Roney.......................... 1998     375,000      91,841(1)              --           --          --          --
    Senior Vice President                 1997          --             --              --           --          --          --
                                          1996          --             --              --           --          --          --

Takashi Bamba............................ 1998     330,769      27,564(1)              --           --      20,000       3,450 (7)
    President, Nu Skin Japan              1997     393,520     180,364(2)      180,364(5)           --      25,000       3,450 (7)
                                          1996     364,138     174,557(2)      195,401(5)   373,750(6)          --       3,297 (7)

John Chou................................ 1998     300,000     100,000(3)       43,727(12)          --      18,000          --
    President, Nu Skin Taiwan             1997     253,408      84,469(2)       84,469(8)           --      25,000          --
                                          1996     211,000      56,232(2)       77,897(8)   373,750(6)          --          --

Renn M. Patch............................ 1998     229,500      70,172(4)       92,142(9)           --      20,000       4,800 (11)
    Chief Operating Officer               1997     148,673      72,819(1)      23,788(10)           --      26,000       4,800 (11)
                                          1996      98,638      20,437(1)      13,800(10)   373,750(6)          --       4,500 (11)

-------------------------------


(1) Includes a discretionary cash bonus paid to the recipient not pursuant to a formal bonus plan and a year-end bonus based on a percentage of salary paid to all employees.

(2) Cash bonus paid during the year reported pursuant to a cash bonus long-term incentive plan for the Presidents of certain of the Company's subsidiaries.

(3) Forgiveness of $100,000 of indebtedness. See "Employment Agreements" below.

(4) Includes cash bonus pursuant to formal incentive plan, a discretionary $25,000 bonus, a year-end bonus similar to that paid to all employees, and a $11,000 stock bonus award.

(5) Includes the deferred portion of a bonus accrued during the year reported pursuant to a cash bonus long-term incentive plan for the Presidents of certain subsidiaries of the Company and annual lease payments for an automobile.

(6) Employee stock bonus awards for 13,000 shares of Class A Common Stock were granted in November 1996 to each of Messrs. Bamba and Chou by the Company pursuant to the 1996 Stock Incentive Plan and to Mr. Patch by NSI pursuant to its own stock incentive plan. The awards vest 25% per year beginning in November 1997. Dividends will be paid only on shares actually issued pursuant to employee stock bonus awards and only as, when and if declared by the Company's Board of Directors. Employee stock bonus awards have been valued for purposes of this table using the closing market price of the Company's Class A Common Stock on November 22, 1996 ($28.75) multiplied by the number of shares underlying the awards. The unvested shares currently held by each such officer had a value of $153,563 based on the closing sale price of the Class A Common Stock on December 31, 1998 of $23.625.

(7)     Annual premium for pension insurance policy.


                                      -10-




(8) Includes deferred portion of a bonus accrued during the year reported pursuant to a cash bonus long-term incentive plan for the Presidents of the subsidiaries and annual payments for an automobile and club dues.

(9) Includes a tax reimbursement payment of $75,000, accrued deferred compensation of $12,000 accrued under a deferred compensation plan, and the cash value of the use of certain NSI-owned property.

(10) Includes deferred compensation accrued during the year pursuant to two separate deferred compensation plans.

(11) Consists of Company matching contributions under the Company's 401(k) plan.

(12) Consists of payments of $40,727 with respect to a car provided to Mr. Chou and certain other perquisites.

        The following table sets forth certain information with respect to grants of stock options pursuant to the 1996 Stock Incentive Plan during fiscal year 1998 to the Named Officers.

                      Option Grants in Last Fiscal Year(1)


                                                                                                   Potential
                                              Percentage                                      Realizable Value at
                                               of Total                                         Assumed Annual
                                                Options       Exercise                       Rates of Stock Price
                                              Granted to       or Base                           Appreciation
                                 Options       Employees        Price                         for Option Term(2)
                                 Granted       in Fiscal         per        Expiration      ---------------------
Name                            (Shares)          Year          Share          Date            5%           10%
-----------------------------   --------      ----------      --------      ----------      --------     --------
Steven J. Lund ..............          0           --             --               --           --             --
Sandra N. Tillotson..........          0           --             --               --           --             --
Keith R. Halls...............          0           --             --               --           --             --
Brooke B. Roney..............          0           --             --               --           --             --
Takashi Bamba ...............     20,000          1.3%         $13.91         8/21/08       $174,958     $443,379
John Chou ...................     18,000          1.1           13.91         8/21/08        157,463      399,041
Renn M. Patch ...............     20,000          1.3           13.91         8/21/08        174,958      443,379


-------------------------------


(1) All options granted become exercisable in four equal annual installments beginning on the date of grant. Options are granted for a term of ten years, subject to earlier termination in certain events. The exercise price is equal to the fair market value of the Class A Common Stock on the date of grant. The Compensation Committee and/or the Board of Directors retains discretion, subject to certain restrictions, to modify the terms of outstanding options and to reprice outstanding options.

(2) Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission, and do not represent the Company's estimate or projection of the future Class A Common Stock price. Actual gains, if any, on stock option exercises are dependent upon the future financial performance of the Company, overall market conditions and the option holder's continued employment through the vesting period. This table does not take into account any actual appreciation in the price of the Class A Common Stock from the date of grant.


        The following table sets forth certain information with respect to unexercised options under the 1996 Stock Incentive Plan held by the Named Officers as of December 31, 1998. No options were exercised by any of the Named Officers in 1998.

       Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values


                            Number of Unexercised        Value of Unexercised
                                   Options               In-the-Money Options
                            at December 31, 1998        at December 31, 1998(1)
                         --------------------------   --------------------------
Name                     Exercisable  Unexercisable   Exercisable  Unexercisable
----------------------   -----------  -------------   -----------  -------------
Steven J. Lund .......          0               0      $      0      $       0
Sandra N. Tillotson ..          0               0             0              0
Keith R. Halls........          0               0             0              0
Brooke B. Roney ......          0               0             0              0
Takashi Bamba ........      6,250          38,750        17,188        245,863
John Chou ............      6,250          36,750        17,188        226,433
Renn M. Patch ........      6,500          39,500        17,875        247,925

-------------------------------


(1) Based on the closing sales price of the Class A Common Stock on the New York Stock Exchange on December 31, 1998 of $23.625.

Employment Agreements

       Messrs. Bamba and Chou have entered into employment agreements with Nu Skin Japan and Nu Skin Taiwan, respectively. Under these agreements, these individuals are paid an annual salary and receive various other benefits. These individuals are also entitled to participate in a cash bonus long-term incentive plan.

       Mr. Bamba is employed as the President of Nu Skin Japan at a 1998 annual salary of approximately (Yen)43,000,000. This salary is subject to annual review. Under the terms of his employment agreement, Mr. Bamba is entitled to reimbursement of business-related expenses, the use of an automobile provided by Nu Skin Japan and participation in a retirement plan offered by Nu Skin Japan. Mr. Bamba also has the right under his employment agreement to have Nu Skin
Japan purchase a country club membership and pay related dues, although he has not exercised this right. Mr. Bamba also receives a private insurance plan paid for by Nu Skin Japan provided the premium for such private insurance plan does not exceed (Yen)300,000 per year. Under his employment agreement, Mr. Bamba has agreed to certain confidentiality obligations. The term of Mr. Bamba's employment is indefinite, subject to termination by Mr. Bamba or Nu Skin Japan upon three months' notice.

       Mr. Chou is employed as the President of Nu Skin Taiwan at a 1998 annual salary of approximately $300,000. Under the terms of his employment agreement, Mr. Chou received a personal loan in the amount of $1 million. The loan bears no interest and is payable upon demand if Mr. Chou ceases to be employed by Nu Skin Taiwan or an affiliate. The loan is to be repaid by applying $100,000 of the sum earned by Mr. Chou under the Bonus Incentive Plan per year against the loan balance. If less than

$100,000 is earned under the Bonus Incentive Plan in a given year, $100,000 is nevertheless applied against the loan balance. If Mr. Chou is terminated "without cause," any loan balance will be forgiven. Under the terms of his employment agreement, Mr. Chou is also entitled to health insurance paid for in part by Nu Skin Taiwan. Nu Skin Taiwan also provides Mr. Chou with a monthly car allowance. The term of Mr. Chou's employment agreement currently extends until August 2002. Under his employment agreement, Mr. Chou has agreed to certain confidentiality and non-competition obligations.

Compensation Plans

       The Company has adopted a bonus incentive plan for the Presidents of certain of its subsidiaries. Under the current bonus incentive plan, Messrs. Bamba and Chou are entitled to receive an annual cash bonus based upon the prior year's operating results of the subsidiary for which they are responsible. Participants in this bonus incentive plan are able to receive a bonus equal to 100% of their respective salaries, conditioned on meeting certain performance criteria and subject to cash availability and approval of the Board of Directors of the Company. One half of this bonus is payable by February 15 of the year following the year in which the bonus is earned, and the remaining one half is deferred and vests over 10 years or at age 65, whichever occurs first.

       The Company has adopted a cash bonus incentive plan for its employees, including the executive officers of the Company. Under the current cash incentive plan, an executive officer receives a bonus based on the operating results of the Company compared to targeted performance measures; however, such bonus is conditioned upon the executive and his/her department meeting certain previously established goals. The bonus is measured and paid every six months. The Company has also, from time to time, paid discretionary cash bonuses to executives based on local market and individual performance.

       The Company also maintains two deferred compensation plans for certain of its executive officers. Under the first plan, $12,000 is accrued as deferred compensation each year. The total amount of deferred compensation vests after the earlier of (i) ten years from the date of employment with the Company, or
(ii) the executive officer attaining the age of 60. Under the second plan, an amount equal to a set percentage of an executive officer's salary is accrued as deferred compensation. The total amount of deferred compensation under this plan vests after the earlier of, (x) 20 years from the date of employment with the Company, and (y) the executive officer attaining the age of 60. The amount of deferred compensation has generally been invested in insurance policies on the lives of the executive officer.

                          COMPENSATION COMMITTEE REPORT

       Notwithstanding anything to the contrary set forth in any of the previous filings made by the Company under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended, that might incorporate future filings, including, but not limited to, this Proxy Statement, in whole or in part, the following Compensation Committee Report and the performance graph appearing herein shall not be deemed to be incorporated by reference into any such future filings.

       This Compensation Committee Report discusses the Company's executive compensation policies and the basis for the compensation paid to the Company's executive officers, including its Chief Executive Officer, Steven J. Lund, during the fiscal year ended December 31, 1998.

       Compensation Policy. The Company's policy with respect to executive compensation has been designed to:

       * Adequately and fairly compensate executive officers in relation to their responsibilities, capabilities and contributions to the Company and in a manner that is commensurate with compensation paid by companies of comparable size or within the Company's industry;

       * Reward executive officers for the achievement of short-term operating goals and for the enhancement of the long-term value of the Company; and

       * Align the interests of the executive officers with those of the Company's stockholders with respect to short-term operating goals and long-term increases in the price of the Company's Common Stock.

       The components of the Company's current compensation program for executive officers consist of (i) base salary, (ii) short-term incentives in the form of cash bonus payments, (iii) long-term incentives in the form of equity awards, and (iv) certain other benefits provided to the Company's executive officers. The Compensation Committee has been responsible for: reviewing and approving cash compensation paid by the Company to its executive officers and members of the Company's senior management team, including bonuses and awards made under the aforementioned incentive plans; and reviewing, establishing and administering the Company's incentive plans, including determining the individuals who will receive discretionary bonuses and awards and determining the timing, pricing and amount of all such bonuses and awards granted.

       Components of Compensation. The primary components of compensation paid by the Company to its executive officers and senior management personnel, and the relationship of such components of compensation to the Company's performance, are discussed below.

             Base Salary. Except as provided below, for the fiscal year ended December 31, 1998, the Compensation Committee reviewed and approved the base salary paid by the Company to its executive officers and the Presidents of certain of its subsidiaries. In reviewing and approving the base salaries paid to its executive officers, the Committee considers various factors including (i) salaries provided by similarly sized companies or companies within the Company's industry; (ii) the nature of each executive officer's responsibilities, capabilities and contributions; and (iii) the performance of the Company (to the extent such performance can fairly be attributed or related to each executive officer's performance). The Compensation Committee does not assign any specific weights to these factors, but it does place a greater emphasis on the salaries provided by other companies in order to ensure that the salaries provided by the Company are competitive and enable the Company to attract and retain qualified and outstanding executive officers. In connection with this process the Compensation Committee reviewed and considered a compensation survey prepared for the Compensation Committee by an independent consulting firm. The Compensation Committee believes that base salaries for the Company's executive officers have been reasonable in relation to the Company's size and performance in comparison with the compensation paid by similarly sized companies or companies within the Company's industry. The salaries for Blake M. Roney, Sandra
N. Tillotson, Keith R. Halls and Brooke B. Roney following the acquisition of NSI were agreed to by the Special Committee of Directors as part of the Company's acquisition of NSI. The Committee has reviewed the appropriateness of the compensation agreed to for these officers on a combined basis, rather than on an individual basis, after taking into consideration the compensation paid to the Company's Chief Executive Officer, because of the shared and unique allocation of responsibilities and contributions among these officers. Blake M. Roney did not take a salary during most of 1998. He will resume drawing a $1.0 million annual salary in April 1999.

             Annual Incentive Compensation. The Company has established formal annual incentive plans that provide for cash bonuses based on the achievement of targeted levels of revenue and operating income. The amount of the bonus that can be earned under these plans is fixed by a formula and is based on the degree to which the targeted performance measures have been met or exceeded. In addition, the percentage of such award that an officer is entitled to receive is determined based on the degree to which the executive officer has met individual and department goals. The Compensation Committee also has retained the right to make discretionary bonuses to officers for extraordinary performance and other factors. In 1998, the Compensation Committee approved a limited number of discretionary bonuses based on individual performance and the Company's performance as measured by revenue and earnings per share during a difficult economic period in Asia. The Compensation Committee believes its incentive compensation plans for its officers reward those individuals when the Company and its stockholders have benefitted from achieving the Company's goals and targeted objectives, all of which the Compensation Committee believes will dictate, in large part, the Company's future operating results. The Compensation Committee believes that its policy of compensating certain of its executive officers with incentive-based compensation fairly and adequately compensates those individuals in relation to their responsibilities, capabilities and contribution to the Company and in a manner that is commensurate with compensation paid by companies of comparable size or within the Company's industry.

             Equity Awards. The Company has adopted the 1996 Stock Incentive Plan that provides the Compensation Committee with the discretion to grant equity incentive awards to key employees of the Company. The Compensation Committee has the complete authority to determine the persons to whom awards will be made and the nature and size of such awards. The 1996 Stock Incentive Plan provides for options, stock appreciation rights, contingent stock awards and restricted stock awards. The Compensation Committee determines the number of awards to be granted and the persons who are to receive such awards on a subjective basis taking into consideration several factors including the level of options generally granted by similarly sized companies or companies within the Company's industry for similar positions, the anticipated value of the Company's stock if financial and operating targets are met, individual salaries and individual performance and contribution. The Compensation Committee also utilizes the services of an independent consulting firm to provide advice concerning the size and frequency of equity awards.

             Other Benefits. The Company maintains certain other plans and arrangements for the benefit of its executive officers. The Company believes these benefits are reasonable in relation to the executive compensation practices of other similarly sized companies or companies within the Company's industry.

       Compensation of the Chief Executive Officer. The salary paid by the Company to Mr. Lund was reviewed and determined in accordance with the policies set forth above. In particular, the Compensation Committee reviewed and considered the compensation survey described above and set Mr. Lund's salary at a level that it believes is commensurate with salaries paid by companies of comparable size or within the Company's industry. The bonuses paid to Mr. Lund in 1998 consisted of discretionary bonuses in a total amount of approximately $68,000, which were awarded based on the subjective determination of the Compensation Committee as to the individual performance of Mr. Lund, and a year-end bonus that was consistent with the level of year-end bonuses paid to all employees. The Compensation Committee elected not to make any equity awards to Mr. Lund in 1998 because of existing incentives tied to the performance of the Company.

       Conclusion.   The  Compensation  Committee  believes  that  the  concepts discussed above further the stockholders' interests and that officer compensation encourages responsible management of the Company. The Compensation Committee regularly considers the effect of management compensation on stockholder interests. In the past, the Board of Directors based its review in part on the experience of its own members and on information requested from management personnel. The Compensation Committee also regularly seeks input from an independent executive compensation and benefits firm regarding the Company's compensation policies and strategies. In the future, these factors, reports of the Compensation Committee and discussions with and information compiled by various independent consultants retained by the Company will be used in determining officer compensation.

                                                 COMPENSATION COMMITTEE OF THE
                                                 BOARD OF DIRECTORS

                                                 Keith R. Halls
                                                 Max L. Pinegar
                                                 Paula Hawkins
                                                 Daniel W. Campbell

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The Compensation Committee is comprised of Keith R. Halls, Daniel W. Campbell, Paula Hawkins and Max L. Pinegar. Mr. Halls is a Senior Vice President and Secretary of the Company. Mr. Halls has entered into a Stockholders
Agreement with the Company and certain other stockholders of the Company. See "Certain Relationships and Transactions--Stockholders Agreement." During fiscal 1998, Mr. Halls was an executive officer, director and stockholder of NSI, Nu Skin USA, Inc. ("Nu Skin USA") and various other affiliates of the Company. During most of fiscal 1998, Mr. Pinegar was an employee and officer of NSI and the Company. In November 1998, Mr. Pinegar retired and currently serves as a consultant to the Company. Each of Blake M. Roney, Steven J. Lund, Sandra N. Tillotson and Brooke B. Roney was an executive officer and a director of NSI, Nu Skin USA, and other various affiliates of the Company and, prior to these entities being acquired by the Company, set compensation for themselves and certain other executive officers of the Company who have been or continue to be executive officers of NSI, Nu Skin USA or certain of their affiliates. See "Certain Relationships and Transactions" for information concerning transactions with these private affiliates, the lease payments paid to a company directly or indirectly controlled by Blake M. Roney, the repurchase of Class A Common Stock from Mr. Pinegar and lease payments made to certain affiliated partnerships.

                             STOCK PERFORMANCE GRAPH

       Set forth below is a line graph comparing the cumulative total stockholder return (stock price appreciation plus dividends) on the Company's Class A Common Stock with the cumulative total return of the S&P 500 Index and a market weighted index of publicly-traded peers for the period from November 22, 1996 (the date of the Company's initial public offering) through December 31, 1998. The graph assumes that $100 is invested in each of the Class A Common Stock, the S&P 500 Index and the index of publicly-traded peers on November 22, 1996 and that all dividends were reinvested. The Company has elected to modify its peer group to include two companies that distribute nutritional supplements, Rexall Sundown, Inc. and Nature's Sunshine Products, Inc. No other changes have been made in the peer group. The publicly traded companies in the new peer group are Amway Asia Pacific, Ltd., Amway Japan, Ltd., Tupperware Corporation, Revlon, Inc., Rexall Sundown, Inc., Nature's Sunshine Products, Inc. and Avon Products, Inc. The Company elected to make this change because of the increase in its sales of nutritional supplements as a percentage of total revenue. For reference purposes, the former peer group has been included in the graph as well.

                COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN
                        AMONG NU SKIN ENTERPRISES, INC.,
                           PEER GROUP AND BROAD MARKET


[GRAPHIC OMITTED] Line graph of comparison of cumulative total stockholder return among Nu Skin Enterprises Inc., peer group and broad market

                                     S&P 500        New Peer          Old Peer
Measurement Period      Company       Index        Group Index       Group Index
------------------      -------      --------      ------------      -----------
November 22, 1996       $100.00      $100.00         $100.00           $100.00
December 31, 1996        107.39        98.02           98.83             99.03
December 31, 1997         63.48       130.72           81.74             75.48
December 31, 1998         82.17       168.08           76.06             75.06

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

Acquisition of Nu Skin International, Inc.

       On March 27, 1998, the Company acquired all of the capital stock of NSI and certain affiliates of NSI (collectively, the "Acquired Entities") from the stockholders of the Acquired Entities (the "NSI Stockholders") pursuant to a Stock Acquisition Agreement, dated as of February 27, 1998, between the Company and the NSI Stockholders (the "NSI Acquisition"). The consideration paid by the Company to the NSI Stockholders consisted of (i) 2,986,663 shares of Series A Preferred Stock, which were subsequently converted into 2,978,159 shares of Class A Common Stock after giving effect to the cancellation of 8,504 shares following an adjustment in the purchase price based on the audited closing balance sheet of NSI; (ii) long-term notes payable to the NSI Stockholders totaling approximately $6.2 million; (iii) the assumption of approximately $171.3 million in notes distributed prior to the NSI Acquisition to all of the NSI Stockholders as a distribution of all of the Acquired Entities' previously undistributed "S" corporation earnings (the "S Distribution Notes"); and (iv) contingent upon NSI and the Company meeting certain earnings growth targets, up to $25 million in cash per year over four years. On April 4, 1997, the Company paid the outstanding S Distribution Notes balances together with the related interest expense due. The nine original stockholders of the Company (the "Original Stockholders"), which include Blake M. Roney, Steven J. Lund, Sandra
N. Tillotson, Brooke B. Roney and Keith R. Halls, who during 1998 served and continue to serve as officers and directors of the Company, were among the holders of the S Distribution Notes. The Company and NSI met the earnings growth target for 1998 resulting in a payment of $25 million to the NSI Stockholders which will be made in April 1999.

       As set forth below, certain of the NSI Stockholders were directors and/or executive officers of the Company at the time of the NSI Acquisition and continue to hold such positions. The following table sets forth the percentage of the total consideration received or to be received by the NSI Stockholders in the NSI Acquisition for each of the NSI Stockholders who is (i) a person known by the Company to own beneficially more than 5% of the outstanding shares of either the Class A Common Stock or the Class B Common Stock as of March 20, 1999 (a "5% Stockholder"), (ii) a director of the Company or (iii) a Named Officer.


                                                                 Percentage of
                                                                NSI Acquisition
NSI Stockholder        Relationship With the Company           Consideration (1)
Blake M. Roney         Chairman of the Board and 5% Stockholder       30.3
Steven J. Lund         President, Chief Executive Officer,             5.0
                       Director and 5% Stockholder
Nedra D. Roney         5% Stockholder                                 25.3
Sandra N. Tillotson    Director and 5% Stockholder                    14.2
Craig S. Tillotson     5% Stockholder                                  7.1
R. Craig Bryson        5% Stockholder                                  7.1
Brooke B. Roney        Director                                        5.0
Keith R. Halls         Director                                        1.0 (2)
------------------

(1) Includes consideration, if any, received by the spouses of the listed individuals in connection with the NSI Acquisition.

(2)    Half of all future consideration will go to Mr. Hall's former spouse.

Acquisition of Nu Skin USA, Inc.

       In March 1999, the Company, through a newly wholly owned subsidiary, acquired certain assets of Nu Skin USA, including cash, equipment, inventory, intellectual property, marketing materials, contracts related to the network marketing of NSI's personal care and nutritional products, and approximately 620,000 shares of Class A Common Stock of the Company, in exchange for cash in the amount of $8.7 million and the assumption of approximately $8.0 million of Nu Skin USA liabilities. Also in connection with the Nu Skin USA acquisition, the Company, through NSI, terminated various license agreements and other intercompany agreements with Nu Skin USA and paid Nu Skin USA a $10,000,000 termination fee. Termination of the license and other agreements allows the Company to be the exclusive distributor of the Company's products and services in the United States.

       The affiliated stockholders of Nu Skin USA are substantially the same as the affiliated NSI Stockholders listed above and the total consideration received by each of such stockholders is substantially the same as the percentages set forth in the table above.

Operating, License and Distribution Agreements

       Prior to the NSI Acquisition. Prior to the NSI Acquisition, NSI licensed to the Company and its then existing subsidiaries rights to distribute NSI products and to use certain NSI property in the Company's markets. Nu Skin International Management Group, Inc. ("NSIMG"), an NSI affiliate, provided management support services to the Company, and its then existing subsidiaries, pursuant to distribution, trademark/trade name license, licensing and sales, and management services agreements (collectively, the "Operating Agreements"). Virtually all of the products sold by the Company were purchased from NSI pursuant to such Operating Agreements. The Company also manufactured itself, or through third-party manufacturers, certain products and commercial materials which it then sold using NSI trademarks or trade names licensed under the trademark/trade name license agreements. In addition, the Company did not have its own sales or distribution network but licensed the right to use NSI's distribution network and global distributor compensation plan pursuant to licensing and sales agreements. NSIMG also provided a broad range of management, administrative and technical support to the Company pursuant to the management services agreements.

       During the period from January 1, 1998 through the date of the closing of the NSI Acquisition, NSI and NSIMG charged the Company approximately $37.0 million and $1.1 million, respectively, for goods and services provided to the Company under the Operating Agreements, and $9.0 million in royalties and license fees.

       The Operating Agreements for countries where the Company operated prior to the Company's initial public offering were approved by the original Board of Directors of the Company, which was composed entirely of officers and shareholders of NSI. In addition, Steven J. Lund and Renn M. Patch were also executive officers of NSI through the date of the NSI Acquisition. During 1997 and through the date of the NSI Acquisition, a portion of such officers' time was spent on the affairs of NSI, for which they received compensation from NSI, in addition to amounts received from the Company for services to the Company.

       In 1998, Nu Skin Japan paid NSI a royalty of 8% of the revenue from sales of products manufactured by a third-party manufacturer under a license agreement between Nu Skin Japan and NSI. During the period from January 1, 1998 through the closing of the NSI Acquisition, Nu Skin Japan incurred $1.1 million in royalties under this agreement.

       During 1998, pursuant to wholesale distribution agreements, Nu Skin Hong Kong distributed certain NSI products to Nu Skin Personal Care Australia, Inc. and Nu Skin New Zealand, Inc., affiliates of NSI which were acquired in the NSI Acquisition. Pursuant to these agreements, Nu Skin Hong Kong was paid approximately $0.4 million by Nu Skin Personal Care Australia, Inc. and Nu Skin New Zealand, Inc. during the period January 1, 1998 through the closing date of the NSI Acquisition.

       Post-NSI Acquisition. Through the NSI Acquisition, the Company obtained ownership and control of the Nu Skin trademarks/trade names, the Nu Skin Global Compensation Plan, distributor lists and related intellectual property and know-how (collectively, the "Intellectual Property"). Prior to the NSI Acquisition, NSI contributed certain assets relating to the distribution of Nu Skin products in the United States to Nu Skin USA, and then distributed the Common Stock of Nu Skin USA to NSI's existing shareholders (consisting entirely of the NSI Stockholders). The Company did not acquire Nu Skin USA and certain other private affiliates operating in North America as part of the NSI Acquisition and these entities remained privately held (collectively, the "Retained Entities"). In connection with the NSI Acquisition, the Company, through NSI and NSIMG, has entered into new agreements with Nu Skin USA and revised agreements with the Retained Entities on terms substantially similar to its agreements with the Acquired Entities, pursuant to which NSI licenses the Intellectual Property and the exclusive right to sell Nu Skin personal care and nutritional products in the United States, Canada, Mexico, Guatemala and Puerto Rico to the these entities and NSIMG provides management support services to the Retained Entities. These agreements were approved by the Special Committee of Directors.

       During the period from the closing of the NSI Acquisition through December 31, 1998, NSI and NSIMG charged the Retained Entities approximately $29.9 million and $0.1 million, respectively, for goods and services provided to the Retained Entities under these Agreements, and $1.8 million in royalties and license fees. The Retained Entities also paid approximately $31.3 million in commissions to the Company's distributors or the Company based on commissionable sales of products by the Retained Entities during the same period. In addition, the Company was also reimbursed approximately $6.6 million for expenses incurred following the NSI Acquisition in connection with services provided to the Retained Entities, net of any expenses of the Company paid by the Retained Entities.

       Subsequent to the NSI Acquisition, the Company subleased a portion of its corporate headquarters and warehouse and ancillary facilities to Nu Skin USA. Under this agreement, the Company subleases a portion of these facilities, including certain furniture and equipment, to Nu Skin USA for a prorated rent based on the square footage occupied by the respective Retained Entities. The current monthly lease rate under this agreement is approximately $145,000. The Company received lease payments of approximately $1.8 million from Nu Skin USA in 1998 following the NSI Acquisition.

       Prior to the NSI Acquisition, NSI had agreed in principal to the terms of a License Agreement and Management Services Agreement with Big Planet. Pursuant to the License Agreement, the Company licensed the use of its distributor force to Big Planet in the United States for use in distributing Big Planet's telecommunication and Internet products and services. Under this Agreement, the Company received a 1.0% licensing fee and an option to acquire the business of Big Planet at fair market value during a two-year period beginning in November 1998. Under the Management Services Agreement, NSIMG has provided various services to Big Planet. The final form of these agreements was reviewed and approved by the Special Committee of Directors.

       In 1998, Big Planet was charged approximately $114,000 in licensing fees and $577,000 for services provided by NSI. In addition, Big Planet was required to reimburse the Company for $565,000 of expenses incurred by the Company in connection with services provided to Big Planet.

Related Party Leases

       Headquarters and Distribution Lease Agreements. In connection with the NSI Acquisition, the Company assumed the leases to its corporate offices, distribution center and certain other property. The lease for the corporate offices is a lease with Scrub Oak, Ltd. ("Scrub Oak") and provides for a monthly fixed rent of $140,000 through the year 2000. Scrub Oak is beneficially owned directly or indirectly by Blake M. Roney, Nedra D. Roney, Sandra N. Tillotson, Brooke B. Roney, Steven J. Lund, Keith R. Halls, Kirk V. Roney, Craig S. Tillotson, R. Craig Bryson and Rick A. Roney (collectively, the "Scrub Oak Partners"). Nedra D. Roney, Blake M. Roney, Brooke B. Roney, Kirk V. Roney and Rick A. Roney are siblings. Each of the Scrub Oak Partners receives a portion of the monthly rent of $140,000 in accordance with their percentage ownership of Scrub Oak.

       The lease for the distribution center is a month-to-month lease between the Company and Aspen Country, L.L.C. ("Aspen Country"). Aspen Country is beneficially owned directly or indirectly by Blake M. Roney, Nedra D. Roney, Sandra N. Tillotson, Brooke B. Roney, Steven J. Lund, Keith R. Halls, Kirk V. Roney, Craig S. Tillotson, R. Craig Bryson and Rick A. Roney (the "Aspen Country Partners"). Nedra D. Roney, Blake M. Roney, Brooke B. Roney, Kirk V. Roney and Rick A. Roney are siblings. The Aspen Country Partners each receive a portion of the monthly rent of $56,250 in accordance with their percentage ownership of Aspen Country. The Company also leases certain additional miscellaneous office and warehouse space from Scrub Oak and Aspen Country. The current monthly payments under such leases are $36,750.

       In 1998, the Company incurred lease charges totaling $2,204,000 and $819,000, respectively, to Scrub Oak and Aspen Country.

Stockholders Partnership

       R. Craig Bryson and Craig S. Tillotson are major stockholders of the Company and have been distributors of the Company since 1984. Messrs. Bryson and Tillotson are partners in an entity (the "Partnership") which receives substantial commissions from the Company, including commissions on sales generated within the Company's markets. For the fiscal year ended December 31, 1998, total commissions paid to the Partnership on sales originating in the Company's then open markets were approximately $800,000. By agreement, the Company pays commissions to the Partnership at the highest level of commissions available to distributors. Management believes that this arrangement allows Messrs. Bryson and Tillotson the flexibility of using their expertise and reputations in network marketing circles to sponsor, motivate and train distributors to benefit the Company's distributor force generally, without having to focus solely on their own organizations. In addition, Mr. Bryson has a consulting contract with the Company that pays him $41,667 per month.

Stockholders Agreement

       The Original Stockholders of the Company entered into a stockholders agreement with the Company (the "Original Stockholders Agreement") immediately prior to the initial public offering of the Company's Class A Common Stock in November 1996. Pursuant to the Original Stockholders Agreement, the Original Stockholders agreed not to transfer any shares through November 28, 1997 without the consent of the Company except for certain transfers relating to the funding of distributor options and the grant of employee stock bonus awards.

       Effective as of November 28, 1997, the Original Stockholders entered into
an  amended  and  restated   stockholders   agreement   with  the  Company  (the
"Stockholders Agreement"). As of March 16, 1999, the

Original Stockholders and certain of their affiliates beneficially owned shares having over 90% of the combined voting power of the outstanding shares of Common Stock of the Company. The Original Stockholders agreed not to make any public resale of any shares they own through March 26, 1999 without the consent of the Company except for certain transfers relating to the funding of distributor options and the grant of employee stock bonus awards. In March 1999, all of the Original Stockholders who are directors or officers of the Company and substantially all of the other Original Stockholders party to the Stockholders Agreement agreed to further extend the lock-up period through the end of 1999.

       Until March 26, 2000, all sales of shares in a public resale pursuant to Rule 144 or any other exempt transaction under the Securities Act shall not exceed in any calendar quarter an amount determined by multiplying (x) a percentage determined for each Original Stockholder in accordance with each Original Stockholder's pro-rata ownership percentage in the Company by (y) the average weekly trading volume for the Company's Class A Common Stock on the New York Stock Exchange during the calendar quarter immediately preceding any transfer permitted during the Restricted Resale Period (as defined in the Stockholders Agreement) (the "Rule 144 Allotment"). In no event, however, shall any of the Original Stockholder's Rule 144 Allotment be less than 20,000 shares per calendar quarter with the exception of certain of the Original Stockholders' controlled entities identified in the Stockholders Agreement whose Rule 144 Allotment for any calendar quarter shall be equal to 5% of the shares held by such Original Stockholder on the date of the Stockholders Agreement. The Original Stockholders have been granted registration rights by the Company permitting each such Original Stockholder to register his or her shares of Class A Common Stock, subject to certain restrictions, on any registration statement filed by the Company until such Original Stockholder has sold a specified value of shares of Class A Common Stock.

Lease of Airplane

       The Company periodically charters air service from an unaffiliated charter company. This charter company from time to time leases an aircraft from Arrow Plane, L.C. to provide its charter services. Blake M. Roney, the Chairman of the Company, and his wife directly or indirectly control Arrow Plane, L.C. In 1998, Arrow Plane, L.C. received payments of $95,083 directly from the Company and $49,590 of lease payments from the unaffiliated charter company related to charter services provided to the Company.

Certain Loans

       As part of his employment agreement, the Company loaned John Chou, the President of Nu Skin Taiwan, $1 million. The loan bears no interest and is payable upon demand if Mr. Chou ceases to be employed by Nu Skin Taiwan or an affiliate. The loan is to be repaid by applying $100,000 of the sum earned by Mr. Chou under the Bonus Incentive Plan per year against the loan balance. If less than $100,000 is earned under the Bonus Incentive Plan in a given year, $100,000 is nevertheless applied against the loan balance. If Mr. Chou is terminated "without cause," any loan balance will be forgiven.
See "Executive Compensation--Employment Agreements."

       On December 10, 1997, the Company loaned $5 million (the "Original Principal Amount") to Nedra D. Roney. This loan is secured by a pledge by Ms. Roney of 349,406 shares of Class B Common Stock. The loan is payable on demand (or in any event by December 31, 2000) with interest on the Original Principal Amount at the statutory rate on the date of the loan as set forth under the Internal Revenue Code of 1986, as amended (the "Code"). This loan was made in connection with Ms. Roney's entering into the Stockholders Agreement, as amended. In 1998, $300,000 in interest was accrued on this loan. As of December 31, 1998, the outstanding principal balance and accrued interest of this loan was $5,300,000.

Repurchase of Class B Common Stock

       On October 2, 1998, the Company repurchased in a private transaction a total of 673,854 shares of Class B Common Stock from Nedra D. Roney, a shareholder of the Company who owns more than 5% of the Company's Class B Common Stock, at a purchase price of approximately $6,125,000. The Company purchased all of such shares for $9.09 per share, a discount of 70% to the fair market value of the Company's stock based on the trading price of the Class A Common Stock over a period preceding such sale.

       On November 30, 1998, the Company repurchased in a private transaction a total of 34,000 shares from Max L. Pinegar, an officer and director of the Company, for approximately $814,000. The purchase price was based on the trading price of the Company's Class A Common Stock at such time.

                  INTERESTS OF CERTAIN PERSONS IN THE PROPOSALS

       Because each of the directors and executive officers of the Company are eligible to participate in the Second Amended and Restated 1996 Stock Incentive Plan, they have a direct interest in such proposal. Notwithstanding such interest, the Board of Directors believes that the approval of the Second Amended and Restated 1996 Stock Incentive Plan is in the best interest of the Company and its stockholders because it will strengthen the ability of the Company to continue to attract, motivate and retain qualified employees, officers and directors.

                        COMPLIANCE WITH SECTION 16(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own beneficially more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Company's equity securities. Officers, directors and greater than 10% beneficial owners are required to furnish the Company with copies of all Section 16(a) reports they file.

       Based solely upon a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 1998 the Company's officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that each of Mark Adams, Sidney Henderson, William McGlashan, Jr. and Claire Averett, officers of the Company, filed a late initial report on Form 3 following the acquisition of NSI and Pharmanex, Brooke B. Roney filed a late report on Form 4 related to the conversion of the Series A Preferred Stock held by him and Max L. Pinegar reported two late transactions involving the sale of shares to pay taxes with respect to the vesting of certain stock awards and a year-end bonus of 500 shares received in December 1997.

                                   PROPOSAL 2
                   APPROVAL OF THE SECOND AMENDED AND RESTATED
                            1996 STOCK INCENTIVE PLAN

       The Board of Directors has approved the Second Amended and Restated 1996 Stock Incentive Plan (the "Plan") and is submitting the Plan to the Company's stockholders for their approval. The Plan includes certain amendments to the Company's existing stock incentive plan. Since the Company's initial public offering, the Company has used its existing stock incentive plan, as amended, to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and motivate key Company employees to contribute to the Company's growth and profitability. The Board of Directors believes that the Company's stock incentive plan is an important factor in attracting and retaining the high caliber employees essential to the Company's success and in aligning those individuals' long-term interests with those of the stockholders. The Plan has been amended and modified:

* to increase by 4,000,000 shares the maximum aggregate number of shares with respect to which equity incentives may be granted;

* to eliminate the requirement that the option price of a non-qualified stock option be no lower than 85% of the fair market value on the day the option is granted;

* to provide option holders greater flexibility in exercising options by allowing cashless and net exercises, same-day brokered sales, margined exercises and other methods of exercise approved from time to time by the Plan Committee (as defined below).

       In addition, the Plan has been amended to include a provision expressly confirming the authority of the Plan Committee to add provisions to stock option agreements issued pursuant to the Plan providing for the forfeiture of awards and any gains on awards granted under the Plan if the award recipient takes any action that is harmful or contrary to the interests of the Company. The Plan Committee already includes such provisions in many existing awards pursuant to the broad grant of authority given to the Plan Committee to establish the terms of the awards.

Summary of the Plan

       The following summary of the material terms of the Plan is qualified in its entirety by the terms of the Plan, a copy of which may be obtained free of charge from the Company by written request to Charles N. Allen, Director, Investor Relations, at the address set forth on the last page. A copy of the Plan has also been filed as an attachment to the form of Proxy Statement filed with the Securities and Exchange Commission.

       Plan Administration. The Plan is administered by the 1996 Stock Incentive Plan Committee (the "Plan Committee") which consists of the members of the Compensation Committee of the Board of Directors. The Plan Committee determines, from time to time, the individuals to whom awards shall be made, the type of awards, and the amount, size and terms of each award. The Plan Committee makes all other determinations necessary or advisable for the administration of the Plan.

       Awards. Awards under the Plan may be in the form of options (both non-qualified stock options ("NQSOs") and incentive stock options ("ISOs")), contingent stock, restricted stock, and stock appreciation rights ("SARs"), or such other forms as the Plan Committee in its discretion may deem appropriate. The maximum number of awards that may be issued to any one person during the life of the Plan shall be limited to 10% of the shares reserved for issuance under the Plan. The number of shares which may be issued under the Plan as well as the terms of any outstanding awards may be equitably adjusted by the Plan Committee in the event of a stock split, stock dividend, recapitalization, merger, consolidation, combination or similar events. In general, any shares subject to an option or right, which for any reason expires or is terminated unexercised, shall again be available under the Plan. No awards may be granted more than ten years after the effective date of the Plan.

       Number of Shares. The Plan originally authorized the issuance of awards and options for up to 4,000,000 shares under the Plan. After giving effect to the planned issuance of awards and options to management and key employees of Big Planet following the planned acquisition of Big Planet, the Company will be nearing or above the 4,000,000 share limit. In addition to certain existing restricted stock awards and options of Big Planet to be converted and exchanged as part of the Big Planet transaction, the Company currently anticipates granting approximately $4.5 million of restricted stock awards and approximately
1.5 million options as new incentive awards. The vast majority of such options (approximately 1.2 million) would only vest over the next three years if certain performance goals are satisfied, or at the end of seven years of continuous employment. An additional 4,000,000 shares of the Class A Common Stock have been authorized to be issued pursuant to the Plan, as amended.

       Plan Amendment. The Board of Directors may amend the Plan, without stockholder approval, anytime in any respect unless stockholder approval of the amendment in question is required under Delaware law, the Code, certain exemptions from Section 16 of the Securities Exchange Act of 1934, as amended, any national securities exchange system on which the shares are then listed or reported, by any regulatory body having jurisdiction with respect to the Plan or other applicable laws, rules or regulations. No amendment to the Plan may alter or impair any award granted under the Plan without the consent of the holders thereof. The Plan may be terminated at any time by the Board of Directors.

       Options. The Plan provides for the grant of ISOs to employees and NQSOs to employees and independent consultants. In the case of ISOs, the exercise price of an option may not be less than 100% of the fair market value of a share of Class A Common Stock at the time of grant (or 110% of such fair market value if the optionee owns more than 10% of the total voting power of all classes of Company stock outstanding at the time of grant).

       With respect to NQSOs, the option price may be less than the fair market value of a share of common stock. The amendment to eliminate the requirement that NQSOs be issued with an exercise price no less than 85% of the fair market value was made to provide the Plan Committee with more flexibility in granting awards and in connection with assuming outstanding options in acquisitions. The Company anticipates that generally options would be granted at an exercise price equal to their fair market value because the issuance of options at a price below fair market value will result in a charge to earnings. However, in certain circumstances, such as in connection with the acquisition of a company with outstanding options, the Company desires the flexibility to issue options at a price below fair market value where such an action would be in the best interests of the Company. For example, in the case of an acquisition, the amendment will allow the Company to issue options in substitution for the outstanding options of the acquired company at an exercise price equal to the equivalent exercise price of such existing options (after applying the appropriate exchange or conversion ratio). In connection with the proposed acquisition of Big Planet, the Letter of Intent currently contemplates that up to approximately 1.2 million management incentive options will be granted to certain key managers at an exercise price equal to, or based upon, the closing price of the Company's Class A Common Stock on the date prior to the announcement of the proposed acquisition (approximately $22.3 per share), which could be less than the price at closing. In the event the trading price on the date of grant is higher than the exercise price, the Company would be required to recognize the "discount" as a charge to earnings.

       Options will be exercisable for a term determined by the Plan Committee provided such exercise shall occur not earlier than six months and not later than ten years (five years if the optionee owns more than 10% of the total voting power of all classes of Company Stock outstanding at the time of grant) after the grant of the option. The aggregate fair market value of ISOs (determined at the time of grant) granted to an employee which may become first exercisable in any one calendar year shall not exceed $100,000. If any option is not granted, exercised or held pursuant to the provisions applicable to an ISO, it will be considered to be a NQSO to the extent that any or all of the grant is in conflict with such provisions. The Plan Committee has the power to permit acceleration of previously determined exercise terms under certain circumstances and upon such terms and conditions as the Plan Committee deems appropriate.

       Contingent Stock. The Plan Committee will determine the amount of contingent stock to be granted to a participant based on the past or expected impact the participant has had or can have on the financial well being of the Company and other factors determined by the Plan Committee to be appropriate. A participant receiving an award of contingent stock will receive the stock upon the satisfaction of certain objectives. Contingent stock awards made pursuant to the Plan will be subject to such terms, conditions and restrictions, including obtainment of performance objectives, for such period or periods as may be determined by the Plan Committee at the time of grant. The Plan Committee in its discretion may permit acceleration of the expiration of the applicable restriction period with respect to part or all of the award to any participant.

       Restricted Stock. The Plan Committee will determine the amount of restricted stock to be granted to a participant based on the past or expected impact the participant has had or can have on the financial well being of the Company and other factors deemed by the Plan Committee to be appropriate. Restricted stock is issued to the participant subject to forfeiture if certain objectives are not met. Restricted stock awards made pursuant to the Plan shall be subject to the terms, conditions and restrictions, including the obtainment of performance objectives, and for such period or periods as will be determined by the Plan Committee at the time of grant. The Plan Committee in its discretion may permit acceleration of the expiration of the applicable restriction period with respect to part or all of the award to any participant. Shares of restricted stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period provided in the participant's award agreement.

       SARs. SARs are rights to receive cash or shares of Company stock, or a combination thereof, as the Plan Committee may determine in an amount equal to the excess of (i) the fair market value of the stock with respect to which the SAR is exercised, or (ii) 100% of the fair market value of such stock at the time the SAR was granted, less any dividends paid on such shares while the SAR was outstanding. No cash consideration will be received by the Company for the grant of any SAR. No SAR may be granted for a period of less than one year or greater than ten years. SARs may be exercised at such time and subject to such terms and conditions as are prescribed by the Plan Committee at the time of grant, subject to certain limitations (including that no SAR shall be exercisable within one year after the date of grant).

       Forfeiture Provisions. The amended Plan confirms that the Plan Committee may include in any award provisions that will result in the termination or forfeiture of all outstanding awards and/or the forfeiture of any benefit or gain received by a participant in the Plan from a previous award in the event of any forfeiture event. A "forfeiture event" is defined to include: (i) conduct related to the participant's employment or service for which either criminal or civil penalties may be sought; (ii) the commission of an act of fraud or intentional misrepresentation; (iii) embezzlement or misappropriation or conversion of assets or opportunities of the Company; (iv) accepting employment with or serving as a consultant, advisor or in any other capacity to, or having ownership interest in, a person or entity that is in competition with or acting against the interest of the Company, or soliciting employees or distributors of the Company; (v)
disclosing or misusing any confidential or proprietary information of the Company in violation of the Company's non-disclosure policy or other non-disclosure agreement with the Company or other duty of confidentiality of the Company's insider trading policy; or (vi) any and all other actions or omissions that the Plan Committee determines in its sole judgment are harmful or contrary to the interests of the Company. The Plan Committee will have broad discretion in determining what actions are harmful or contrary to the interests of the Company and which events will lead to forfeiture.

       Awards. Because awards under the Plan are granted in the discretion of the Plan Committee, it is not possible to determine the number of awards that will be received by officers and directors in the future. All outside directors are entitled to receive options to acquire 2,500 shares under the Plan at each Annual Meeting of Stockholders. Each grant of stock options to Messrs. McGlashan and Chang identified below exceeded the individual 10% limit of the previously authorized number shares by 50,000 shares. Accordingly, 50,000 of such shares are subject to cancellation if the amendment is not approved. Set forth below is a table setting forth the number of options and stock awards received by (i) each nominee for director, (ii) each of the Named Officers, (iii) each person who has received 5% or more of such options or awards, (iv) all executive officers as a group, and (v) all directors who are not executive officers as a group.

                                       Number of Option          Number of
Award Recipient                        Shares                   Stock Awards
------------------------------------  -------------------   ------------------
Blake M. Roney                                    0                    0
Steven J. Lund                                    0                    0
Sandra N. Tillotson                               0                    0
Brooke B. Roney                                   0                    0
Keith R. Halls                                    0                    0
Max L. Pinegar                                9,000               13,000
Daniel W. Campbell                           12,500                2,500
E.J. "Jake" Garn                             12,500                2,500
Paula Hawkins                                12,500                2,500
Takashi Bamba                                45,000               13,000
John Chou                                    43,000               13,000
Renn M. Patch                                46,000               13,500
William E. McGlashan, Jr                    450,000(1)                 0
Michael Chang                               450,000(1)                 0
All Executive Officers as a Group           741,000               73,500
All Current Directors who are not
Executive Officers as a Group                46,500                7,500
------------------

(1) These options were granted pursuant to employment agreements entered into in connection with the acquisition of Pharmanex. These options vest only upon the attainment of certain performance goals over the next three years or in full at the end of seven years of continuous employment.

       Federal Income Tax Consequences. The Federal income tax consequences of the Plan depend upon whether a participant receives NQSOs, ISOs, contingent stock, restricted stock or SARs.

       NQSOs. The participant recognizes no taxable income and the Company receives no deduction when a NQSO is granted. Upon exercise of a NQSO, the participant recognizes ordinary income and the Company is entitled to a deduction equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. The participant recognizes as a capital gain or loss any subsequent profit or loss realized on the sale or exchange of any shares disposed of or sold.

       ISOs. The participant recognizes no taxable gain or loss when an ISO is granted or exercised. If the shares acquired upon the exercise of an ISO are held for at least one year after exercise and two years after grant (the "Holding Period"), the participant recognizes any gain or loss upon such sale as long-term capital gain or loss and the Company is not entitled to a deduction. If the shares are not held for the Holding Period, the gain is ordinary income to the participant to the extent of the difference between the exercise price and the fair market value of the Class A Common Stock on the date the option is exercised and any excess is capital gain. Also, in such circumstances, the Company is entitled to a deduction equal to the amount of any ordinary income recognized by the participant.

           Restricted Stock or Contingent Stock. A participant granted restricted stock or contingent stock is not required to include the value of such shares in income until the first time such participant's rights in the shares are transferable or are not subject to substantial risk of forfeiture, whichever occurs earlier, unless such participant timely files an election under Code Section 83(b) to be taxed on the receipt of the shares. In either case, the amount of such ordinary income will be equal to the excess of the fair market value of the shares at the time the income is recognized over the amount (if any) paid for the shares. The Company is entitled to a deduction in the amount of the ordinary income recognized by the participant for the Company's taxable year in which the participant recognizes such income.

           SARs. Upon the grant of a SAR, the participant recognizes no taxable income and the Company receives no deduction. The participant recognizes ordinary income and the Company is entitled to a deduction at the time of exercise equal to the cash and the fair market value of shares payable upon such exercise.

       Under certain circumstances, an accelerated vesting or cash out of stock options, or accelerated lapse of restrictions on other awards, in connection with a change in control of the Company might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of Code Section 280G. To the extent it is so considered, the participant may be subject to a 20% excise tax and the Company may be denied a tax deduction.

Vote Required and Board of Directors' Recommendation

     Approval of the Plan will require the affirmative vote of a majority of the total number of votes of outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. In determining whether approval of the Plan has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as votes against Proposal 2. Broker non-votes will be considered as unvoted and will not be counted as votes for or against Proposal 2. Properly executed, unrevoked proxies will be voted FOR Proposal 2 unless a vote against Proposal 2 or abstention is specifically indicated in the proxy.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
APPROVAL OF THE PLAN.

                                   PROPOSAL 3
                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The firm of PricewaterhouseCoopers LLP, the Company's independent auditors for the fiscal year ended December 31, 1998, was selected by the Board of Directors of the Company to act in the same capacity for the fiscal year ending December 31, 1999. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so decide and will be available to respond to appropriate questions.

Vote Required and Board of Directors' Recommendation

     Ratification of PricewaterhouseCoopers LLP as the Company's independent auditors will require the affirmative vote of a majority of the total number of votes of outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. In determining whether Proposal 3 has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as votes against Proposal 3.
Broker non-votes, however, will be treated as unvoted for purposes of determining approval of Proposal 3 and will not be counted as votes for or against Proposal 3. Properly executed, unrevoked Proxies will be voted FOR Proposal 3 unless a vote against Proposal 3 or abstention is specifically indicated in the proxy.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION
              OF THE COMPANY'S SELECTION OF INDEPENDENT AUDITORS.

                                  OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be brought before the Annual Meeting. If other matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote on such matters in accordance with their best judgment acting together or separately.

                  STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     All proposals of stockholders intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be directed to the attention of the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement by December 31, 1999 if they are to be considered for possible inclusion in the Proxy Statement and form of proxy used in connection with such meeting.

                          ANNUAL REPORT TO STOCKHOLDERS

     The Annual Report to Stockholders concerning the operation of the Company for the fiscal year ending December 31, 1998, including financial statements, is enclosed with this Proxy Statement.

               ANNUAL REPORT TO SECURITIES AND EXCHANGE COMMISSION

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission, without exhibits may be obtained by stockholders without charge by written request to Charles N. Allen, Director, Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. Exhibits will be provided upon written request and payment of an appropriate processing fee.

                                              By Order of the Board of Directors




                                              /s/ Blake M.  Roney
                                              Blake M.  Roney
                                              Chairman of the Board

DATED:  April 5, 1999

APPENDIX A - FORM OF PROXY

                            NU SKIN ENTERPRISES, INC.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 4, 1999

           The undersigned hereby appoints Steven J. Lund and Keith R. Halls, as proxies with full power of substitution and hereby authorizes either of them to act and to vote, as designated on the reverse, all shares of Class A Common Stock of Nu Skin Enterprises, Inc. (the "Company") the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the corporate offices of the Company, 75 West Center Street, Provo, Utah, May 4, 1999 at 4:00 p.m., local time, and at any adjournments or postponements thereof, upon all matters referred to on this proxy card and described in the accompanying Proxy Statement, and, at their discretion, upon any other matters which may properly come before the meeting.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[ X ] Please mark your votes
as indicated in this example


                      FOR ALL NOMINEES    WITHHOLD AUTHORITY
                      listed at right     to vote for all
                      (except as marked   nominees listed at
                      to the contrary     right
                      contrary below)
1. Elect members of
   the Board of            [ ]                [ ]  Nominees: Blake M. Roney
   Directors of the                                          Steven J. Lund
   Company                                                   Keith R. Halls
                                                             Sandra N. Tillotson
                                                             Brooke B. Roney
Instructions: To WITHHOLD AUTHORITY to vote for any          Max L. Pinegar
individual nominee, draw a line through (or otherwise        E.J. "Jake" Garn
strike-out) the nominee's name in the list to the right.     Paula Hawkins
                                                             Daniel W. Campbell






2.  To  approve  the  Company's   Second  Amended  and    FOR   AGAINST  ABSTAIN
    Restated  1996 Stock  Incentive  Plan which amends   [   ]   [   ]    [   ]
    the prior plan to increase the  authorized  shares
    available   for   issuance   under  such  plan  to
    8,000,000 shares and to make certain other changes described in the Company's Proxy Statement.

3.  To ratify the selection of  PriceWaterhouseCoopers    FOR   AGAINST  ABSTAIN
    LLP as the Company's  independent auditors for the   [   ]   [   ]    [   ]
    fiscal year ending December 31, 1999.



Shares represented by all property executed proxies will be voted in accordance with instructions appearing on this proxy card and in the discretion of the proxy holders as to any other matters that may properly come before the meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR THE PROPOSALS SET FORTH ABOVE.



(Signature) __________(SEAL)  (Signature)__________(SEAL)  Dated: ________, 1999
Important: Please sign as name(s) appears on the proxy card. If a joint account, each joint owner must sign. If signing for a corporation or partnership as agent, attorney or fiduciary, indicate the capacity in which you are signing.

APPENDIX B - FORM OF SECOND AMENDED AND RESTATED 1996 STOCK INCENTIVE PLAN



                                     SECOND

                              AMENDED AND RESTATED

                            NU SKIN ENTERPRISES, INC.

                            1996 STOCK INCENTIVE PLAN

                                TABLE OF CONTENTS

                                                                            PAGE

1.         PURPOSE........................................................... 1

2.         DEFINITIONS....................................................... 1

3.         ADMINISTRATION.................................................... 4

4.         SHARES SUBJECT TO THE PLAN........................................ 5

5.         PARTICIPANTS...................................................... 5

6.         AWARDS UNDER THE PLAN............................................. 5

7.         STOCK OPTIONS..................................................... 5

8.         STOCK APPRECIATION RIGHTS......................................... 8

9.         CONTINGENT STOCK AWARDS...........................................10

10.        RESTRICTED STOCK AWARDS...........................................11

11.        GENERAL RESTRICTIONS..............................................12

12.        RIGHTS OF A SHAREHOLDER...........................................12

13.        RIGHTS TO TERMINATE EMPLOYMENT....................................13

14.        WITHHOLDING OF TAXES..............................................13

15.        NON-ASSIGNABILITY.................................................13

16.        NON-UNIFORM DETERMINATIONS........................................13

17.        ADJUSTMENTS.......................................................13

18.        AMENDMENT.........................................................14

19.        EFFECT ON OTHER PLAN..............................................15

20.        DURATION OF PLAN..................................................15

21.        FUNDING OF THE PLAN...............................................15

22.        PLAN STATUS.......................................................15

23.        GOVERNING LAW.....................................................16

                                     SECOND

                              AMENDED AND RESTATED

                            NU SKIN ENTERPRISES, INC.

                            1996 STOCK INCENTIVE PLAN


1.         PURPOSE

           1.1 The purpose of the Second Amended and Restated Nu Skin Enterprises, Inc. 1996 Stock Incentive Plan (the "Plan") is to provide incentives to specified individuals whose performance, contributions and skills add to the value of Nu Skin Enterprises, Inc. (the "Company") and its affiliated companies. The Company also believes that the Plan will facilitate attracting, retaining and motivating employees, directors and consultants of high caliber and potential. This Second Amended and Restated Nu Skin Enterprises, Inc. 1996 Stock Incentive Plan amends and restates the Amended and Restated Nu Skin Asia Pacific, Inc. 1996 Stock Incentive Plan dated December 9, 1996 and includes amendments previously adopted by the Board of Directors on February 11, 1999.

           1.2 Plan participants shall include those officers, directors, employees and consultants of the Company and subsidiaries who, in the opinion of the Committee, are making or are in a position to make substantial contributions to the Company by their ability and efforts.

2.         DEFINITIONS

           2.1 For purposes of the Plan, the following terms shall have the following meanings, unless the context clearly indicates to the contrary.

                    (a)       "Award"  means  a  grant  of   Restricted   Stock,
                              Contingent Stock, an Option, or an SAR.

                    (b) "Award Agreement" means the agreement approved by the Committee evidencing an Award to a Grantee.

                    (c)       "Board" means the Company's Board of Directors.

                    (d) "Code" means the Internal Revenue Code of 1986, as amended.

                    (e) "Committee" means the members of the Board until the Compensation Committee of the Board is appointed, and after the Compensation Committee is appointed means the members of the Compensation Committee of the Board, who are "outside directors" (within the meaning of Section 162(m) of the Code and any regulations or rulings promulgated thereunder) to the extent required for purposes of compliance with such

                              Code Section, and "disinterested persons" (within the meaning of Rule 16b- 3 of the Exchange Act), to the extent required for compliance with such Rule. (f) "Company" means Nu Skin Enterprises, Inc.

                    (g)       "Consultant"  means any  individual  who  provides
                              services   to  the   Company  as  an   independent
                              contractor and not as an Employee or Director.

                    (h) "Contingent Stock" means stock which will be issued to a Grantee upon the attainment of certain conditions pursuant to Section 9 hereof.

                    (i) "Director(s)" means a member or the members of the Board.

                    (j) "Employee" means any individual who is an employee of the Company, a Parent or Subsidiary.

                    (k) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                    (l) "Fair Market Value" of a Share means on, or with respect to, any given date:

                              (i) If the Shares are listed on a national stock exchange, the closing market price of such Shares as reported on the composite tape for issues listed on such exchange on such date or, if no trade shall have been reported for such date, on the next preceding date on which there were trades reported; provided, that if no such quotation shall have been made within the ten business days preceding such date, Fair Market Value shall be determined under (iii) below.

                              (ii) If the Shares are not listed on a national stock exchange but are traded on the over-the-counter market, the mean between the closing dealer bid and asked price of such Shares as reported by the National Association of Securities Dealers through their Automated Quotation System for such date, or if no quotations shall have been made on such date, on the next preceding date on which there were quotations; provided, that, if such quotations shall have been made within the ten business days preceding such date, Fair Market Value shall be determined under (iii) below.

                              (iii) If (i) and (ii) do not apply, the Fair Market Value of a Share shall be determined without regard to any control premium or discount for lack of control (except as otherwise required by Section 422 of the Code) by the Committee in good faith consistent with the valuation of the Company as provided by a third party appraiser for
                                        other    corporate    purposes    before
                                        adjustments or any discounts applied due
                                        to lack of marketability.  The Committee
                                        may rely upon the most recent  valuation
                                        (if  it is  based  on a  date  within  3
                                        months of the valuation  date) and there
                                        shall be no  requirement to cause a more
                                        recent  valuation  to be made (except as
                                        may be required  for purposes of Section
                                        422 of the Code).  If no such  valuation
                                        exists, the Committee may engage a third
                                        party    appraiser    to   prepare   the
                                        valuation.

                    (m) "Grantee" means an Employee, Director of the Company, a Parent or any Subsidiary or Consultant who has received an Award.

                    (n) "Incentive Stock Option" shall have the same meaning as given to the term by Section 422 of the Code and any regulations or rulings promulgated thereunder.

                    (o) "Non-qualified Stock Option" means any Option granted pursuant to Section 7 which when awarded by the Committee was not intended to be, or does not qualify as, an Incentive Stock Option.

                    (p) "Option" means the right to purchase from the Company a stated number of Shares at a specified Option Price. The Option may be granted to an Employee, Director or Consultant subject to the terms of this Plan, and such other conditions and restrictions as the Committee deems appropriate. Each Option shall be designated by the Committee to be either an Incentive Stock Option or a Non-qualified Stock Option. Only Employees may be granted Incentive Stock Options.

                    (q)       "Option   Agreement"  means  the  Award  Agreement
                              pursuant  to  which an  Option  is  granted  under
                              Section 7.

                    (r) "Option Price" means the purchase price per Share under an Option, as described in Section 7.

                    (s)       "Parent"  means any  corporation  (other  than the
                              Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of an Option, each of the corporations (other than the Company) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain within the meaning of Section 424(e) of the Code and any regulations or rulings promulgated thereunder.

                    (t) "Plan" means Amended and Restated Nu Skin Asia Pacific, Inc. 1996 Stock Incentive Plan, as evidenced herein and as amended from time to time.

                    (u) "Restricted Stock" means Shares issued, subject to restrictions, to a Grantee pursuant to Section 10.

                    (v) "SAR" means a stock appreciation right which provides a Grantee a potential right to a payment based on the appreciation in the fair market value of a Share granted pursuant to Section 8.

                    (w)       "SEC"  means  the  U.S.  Securities  and  Exchange
                              Commission.

                    (x) "Section 16 Person" means a person who is an "insider" within the meaning of Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company, including the Shares.

                    (y) "Share" means one share of the Company's Class A common stock, $.001 par value.

                    (z) "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations (other than the last corporation) in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, within the meaning of Section 424(f) of the Code and any regulations or rulings promulgated thereunder.

3.         ADMINISTRATION

           3.1 The Plan shall be administered by the Committee. The Committee shall have full and final authority in its discretion to:

                    (a) conclusively interpret the provisions of the Plan and to decide all questions of fact arising in its application;

                    (b) determine the individuals to whom Awards shall be made under the Plan;

                    (c) determine the type of Award to be made to such individuals and the amount, size and terms of each Award;

                    (d) determine the time when Awards will be granted to such individuals; and

                    (e)       make  all  other   determinations   necessary   or
                              advisable for the administration of the Plan.

4.         SHARES SUBJECT TO THE PLAN

           4.1 The Shares subject to Awards under the Plan shall not exceed in the aggregate 8,000,000 Shares.

           4.2 Shares may be authorized and unissued Shares or treasury Shares.

           4.3 Except as provided herein, any Shares subject to an Award, which Award for any reason expires or is terminated unexercised as to such Shares shall again be available under the Plan.

5.         PARTICIPANTS

           5.1 Awards permitted pursuant to this Plan which are Incentive Stock Options may only be made to Employees (including Directors who are also Employees). All other Awards permitted pursuant to the Plan may only be made to Employees, Directors or Consultants.

6.         AWARDS UNDER THE PLAN

           6.1 Awards under the Plan may be in the form of Options (both Non-qualified Stock Options and Incentive Stock Options), Contingent Stock, Restricted Stock, and SARs and any combination of the above.

           6.2 The maximum number of Awards that may be awarded to any one Employee, Director or Consultant during the life of the Plan shall be 10% of the total Shares reserved for issuance under the Plan.

7.         STOCK OPTIONS

           7.1 The Committee in its sole discretion shall designate whether an Option is to be an Incentive Stock Option or a Non-qualified Stock Option. The Committee may grant both Incentive Stock Options and Non-qualified Stock Options to the same individual. However, where both an Incentive Stock Option and a Non-qualified Stock Option are awarded at one time, such Options shall be deemed to have been awarded in separate grants, shall be clearly identified, and in no event will the exercise of one such Option affect the right to exercise the other such Option except to the extent so provided in the Award Agreement as determined by the Committee.

           7.2 Options granted pursuant to the Plan shall be authorized by the Committee under terms and conditions approved by the Committee, not inconsistent with this Plan or Exchange Act Rule 16b-3(c), and shall be evidenced by Option Agreements in such form as the Committee shall from time to time approve, which Option Agreements shall contain or shall be subject to the following terms and conditions, whether or not such terms and conditions are specifically included therein:

                    (a)       The  Option  Price of an  Incentive  Stock  Option
                              shall not be less than 100% of the Fair Market Value of a Share on the day the Option is granted, as determined by the Committee. The Option Price of a Non-qualified Stock Option shall be such price as determined by the Committee in its discretion, which price may be more or less than the Fair Market Value of a Share on the day the Option is granted. Notwithstanding the immediately preceding sentence, the Award Agreement for a Non-qualified Stock Option at the Committee's sole discretion, may, but need not, provide for a reduction of the Option Price by dividends paid on a Share during the period the Option is outstanding and unexercised, but in no event shall the Option Price be less than the par value of such Share.

                    (b) Each Option Agreement shall state the period or periods of time, as determined by the Committee, within which the Option may be exercised by the Grantee, in whole or in part, provided such period shall not commence earlier than six months after the date of the grant of the Option and not later than ten years after the date of the grant of the Option. The Committee shall have the power to permit in its discretion an acceleration of previously determined exercise terms, subject to the terms of this Plan, to the extent permitted by Exchange Act Rule 16b-3(c), and under such circumstances and upon such terms and conditions as deemed appropriate and which are not inconsistent with Exchange Act Rule 16b-3(c)(1).

                    (c) An Option may be exercised, in whole or in part, by giving written notice of exercise to the Company specifying the number of Shares to be purchased. Shares purchased upon exercise of an Option shall be paid for in full at the time of purchase in the form of cash unless the Committee has adopted rules authorizing a different method of exercise as set forth below that have not been rescinded and that apply to the Options being exercised. The Committee shall have the authority, as it may determine to be appropriate from time to time, to adopt rules governing the exercise of Options that may provide for payment to be made
                              (i) in Shares already owned by the Grantee having a Fair Market Value equal to the purchase price,
                              (ii) by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker approved by the Committee to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the purchase price and any withholding taxes, (iii) by the delivery (on a form prescribed by the Committee) of an irrevocable direction to pledge Shares to a securities broker or lender approved by the Committee as security for a loan and to deliver all or part of the loan proceeds to the Company in payment of all or part of the purchase price and any withholding taxes, or (iv) such other method or form of consideration as may be determined to be appropriate by the Committee consistent with applicable laws, rules and regulations, including a true cashless or net exercise procedure. The adoption of such rules by the Committee shall not provide any Grantee with any vested right to exercise Options pursuant to the methods or form of consideration set forth in such rules. The Committee may rescind any rule governing the exercise of Options at any time, and upon such rescission, no Grantee shall have any further rights to exercise Options pursuant to the methods or form of consideration set forth in such rule. In addition, the Committee shall have the right to provide in any rule adopted pursuant hereto that (i) such rule shall only apply to designated Options or grants of Options, (ii) such rule shall apply to all Options generally, or
                              (iii) prior Committee approval, which may be granted or withheld in its sole discretion, shall be required with respect to such exercise method or form of consideration. The Committee shall have no obligation to make the rules applicable to all Grantees or to all Options. The Committee shall have no obligation to adopt rules providing for any of the above methods of exercise or forms of consideration.

                    (d) Notwithstanding anything herein to the contrary, the aggregate Fair Market Value (determined as of the time the Option is granted) of Incentive Stock Options for any Employee which may become first exercisable in any calendar year shall not exceed $100,000.

                    (e) Notwithstanding anything herein to the contrary, no Incentive Stock Option shall be granted to any individual if, at the time the Option is to be granted, the individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company unless at the time such Option is granted the Option Price is at least 110% of the Fair Market Value of the stock subject to the Option and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted.

                    (f) Each Option Agreement for an Incentive Stock Option shall contain such other terms, conditions and provisions as the Committee may determine to be necessary or desirable in order to qualify such Option as an incentive stock option within the meaning of Section 422 of the Code, or any amendment thereof, substitute therefor, or regulation thereunder. Subject to the limitations of Section 18, and without limiting any provisions hereof, the Committee shall have the power without further approval to amend the terms of any Option for Grantees.

           7.3 If any Option is not granted, exercised, or held pursuant to the provisions of the Plan or Section 422 of the Code applicable to an Incentive Stock Option, it will be considered to be a Non-qualified Stock Option to the extent that any or all of the grant is in conflict with such provisions.

           7.4 An Option may be terminated (subject to any shorter periods set forth in an individual Option Agreement by the Committee, in its sole discretion) as follows:

                    (a) During the period of continuous employment or service as a Consultant with the Company or Subsidiary, an Option will be terminated only if it has been fully exercised or it has expired by its terms.

                    (b) In the event of termination of employment as an Employee or service as a Director or Consultant for any reason, the Option will terminate upon the earlier of (i) the full exercise of the Option,
                              (ii) the expiration of the Option by its terms, or
                              (iii) except as provided in Section 7.4(c), no more than one year (three months for Incentive Stock Options) following the date of employment termination (or termination of service as a Director or Consultant) for Non-qualified Stock Options. For purposes of the Plan, a leave of absence approved by the Company shall not be deemed to be termination of employment except with respect to an Incentive Stock Option as required to comply with Section 422 of the Code and the regulations issued thereunder.

                    (c) If a Grantee's employment as an Employee, or service as a Director or Consultant, terminates by reason of death or disability prior to the termination of an Option, such Option may be exercised to the extent that the Grantee shall have been entitled to exercise it at the time of death or disability, as the case may be, by the Grantee, the estate of the Grantee or the person or persons to whom the Option may have been transferred by will or by the laws of descent and distribution for the period set forth in the Option Agreement, but no more than three years following the date of such death or disability, provided, however, with respect to an Incentive Stock Option, such right must be exercised, if at all, within one year after the date of such death or disability.

8.         STOCK APPRECIATION RIGHTS

           8.1 SARs shall be evidenced by Award Agreements for SARs in such form, and not inconsistent with this Plan or Exchange Act Rule 16b-3(c)(1), as the Committee shall approve from time to time, which Award Agreements shall contain in substance the following terms and conditions as discussed in Sections 8.2 through 8.4.

           8.2 An SAR may be, but is not required to be, granted in connection with an Option. An SAR shall entitle the Grantee, subject to such terms and conditions determined by the Committee, to receive, upon surrender of the SAR, all or a portion of the excess of (i) the Fair Market Value of a specified number of Shares at the time of the surrender, as determined by the Committee, over (ii) 100% of the Fair Market Value of such Shares at the time the SAR was granted less any dividends paid on such Shares while the SAR was outstanding but unexercised.

           8.3 SARs shall be granted for a period of not less than one year nor more than ten years, and shall be exercisable in whole or in part, at such time or times and subject to such other terms and conditions as shall be prescribed by the Committee at the time of grant, subject to the following:

                    (a) No SAR shall be exercisable, in whole or in part, during the one year period starting with the date of grant; and

                    (b) SARs will be exercisable only during a Grantee's employment by, or service as a Consultant for, the Company or a Subsidiary, except that in the discretion of the Committee an SAR may be made exercisable for up to three months after the Grantee's employment, or service as a Director or Consultant, is terminated for any reason other than death, retirement or disability. In the event that a Grantee's employment as an Employee, or service as a Director or Consultant, is terminated as a result of death, retirement or disability without having fully exercised such Grantee's SARs, the Grantee or such Grantee's beneficiary may have the right to exercise the SARs during their term within a period of 6 months after the date of such termination to the extent that the right was exercisable at the date of such termination, or during such other period and subject to such terms as may be determined by the Committee. Subject to the limitations of Section 18, the Committee in its sole discretion may reserve the right to accelerate previously determined exercised terms, within the terms of the Plan, under such circumstances and upon such terms and conditions as it deems appropriate.

                    (c) The Committee shall establish such additional terms and conditions, without limiting the foregoing, as it determines to be necessary or desirable to avoid "short-swing" trading liability in connection with an SAR within the meaning of
                              Section 16(b) of the Exchange Act.

                    (d) The Committee, in its sole discretion, may establish different time periods than specified above for any individual or group of individual Awards.

           8.4 Upon exercise of an SAR, payment shall be made within ninety days in the form of common stock of the Company (at Fair Market Value on the date of exercise), cash, or a combination thereof, as the Committee may determine.

9.         CONTINGENT STOCK AWARDS

           9.1 Contingent Stock Awards under the Plan shall be evidenced by Award Agreements for Contingent Stock in such form and not inconsistent with this Plan as the Committee shall approve from time to time, which Award
Agreements shall contain in substance the terms and conditions described in Sections 9.2 through 9.5.

           9.2 The Committee shall determine the number of Shares subject to a Contingent Stock Award to be granted to an Employee, Director or Consultant based on the past or expected impact the Employee, Director or Consultant has had or can have on the financial well-being of the Company and other factors deemed by the Committee to be appropriate.

           9.3 Contingent Stock Awards made pursuant to this Plan shall be subject to such terms, conditions, and restrictions, including without limitation, substantial risks of forfeiture and/or attainment of performance objectives, and for such period or periods as shall be set forth in the Award Agreement as determined by the Committee at the time of grant. The Committee shall have the power to permit, in its discretion, an acceleration of the expiration of the applicable restriction period with respect to any part or all of the Award to any Grantee. The Committee shall have the power to make a Contingent Stock Award that is not subject to vesting or any other contingencies in recognition of an Employee's, Director's or Consultant's prior service and financial impact on the Company. During the restriction period, the Grantee shall not have the rights of a shareholder.

           9.4 The Award Agreement for the Contingent Stock Award shall specify the terms and conditions upon which any restrictions on the right to receive Shares representing Contingent Stock Awards under the Plan shall lapse, as determined by the Committee. Upon the lapse of such restrictions, Shares shall be issued to the Grantee or such Grantee's legal representative.

           9.5 In the event of a Grantee's termination of employment as an Employee, or service as a Director or Consultant, whichever is applicable, for any reason prior to the lapse of restrictions applicable to a Contingent Stock Award made to such Grantee and unless otherwise provided for herein by this Plan or as provided for in the Award Agreement for Contingent Stock, all rights to Shares as to which there still remain unlapsed restrictions shall be forfeited by such Grantee to the Company without payment or any consideration by the Company, and neither the Grantee nor any successors, heirs, assigns or personal representatives of such Grantees shall thereafter have any further rights or interest in such Shares.

10.        RESTRICTED STOCK AWARDS

           10.1 Restricted Stock Awards under the Plan shall be evidenced by Award Agreements for Restricted Stock in such form, and not inconsistent with this Plan, as the Committee shall approve from time to time, which Award Agreements shall contain in substance the terms and conditions described in Sections 10.2 through 10.6.

           10.2 The Committee shall determine the number of Shares subject to a Restricted Stock Award to be granted to an Employee, Director or Consultant based on the past or expected impact the Employee, Director or Consultant has had or can have on the financial well-being of the Company and other factors deemed by the Committee to be appropriate.

           10.3 Restricted Stock Awards made pursuant to this Plan shall be subject to such terms, conditions, and restrictions, including without limitation, substantial risks of forfeiture and/or attainment of performance objectives, and for such period or periods as set forth in the Award Agreement as determined by the Committee at the time of grant. The Committee shall have the power to permit, in its discretion, an acceleration of the expiration of the applicable restriction period with respect to any part or all of the Award to any Grantee. Upon issuance of a Restricted Stock Award, Shares will be issued in the name of the Grantee. During the restriction period, Grantee shall have the rights of a shareholder for all such Shares of Restricted Stock, including the right to vote and the right to receive dividends thereon as paid.

           10.4 Each certificate evidencing stock subject to Restricted Stock Awards shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Shares. Any attempt to dispose of Shares of Restricted Stock in contravention of such terms, conditions and restrictions shall be ineffective. The Committee may adopt rules which provide that the certificates evidencing such Shares may be held in custody by a bank or other institution, or that the Company may itself hold such Shares in custody, until the restrictions thereon shall have lapsed and may require as a condition of any Award that the Grantee shall have delivered a stock power endorsed in blank relating to the Shares of Restricted Stock covered by such Award.

           10.5 The Award Agreement for Restricted Stock shall specify the terms and conditions upon which any restrictions on the right to receive shares representing Restricted Stock awarded under the Plan shall lapse as determined by the Committee. Upon the lapse of such restrictions, Shares which have not been delivered to the Grantee or such Grantee's legal representative shall be delivered to such Grantee or such Grantee's legal representative.

           10.6 In the event of a Grantee's termination of employment as an Employee, or service as a Director or Consultant, whichever is applicable, for any reason prior to the lapse of restrictions applicable to a Restricted Stock Award made to such Grantee and unless otherwise provided for herein by this Plan or as provided for in the Award Agreement for Restricted Stock, all rights to Shares as to which there remain unlapsed restrictions shall be forfeited by such Grantee to the Company without payment or any consideration by the Company, and neither the Grantee nor any successors, heirs, assigns or personal representatives of such Grantee shall thereafter have any further rights or interest in such Shares.

11.        GENERAL RESTRICTIONS

           11.1 The Plan and each Award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Shares subject or related thereto upon any securities exchange or under any state or federal law, (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the Grantee of an Award with respect to the disposition of Shares, is necessary or desirable as a condition of, or in connection with the Plan or the granting of such Award or the issue or purchase of Shares thereunder, the Plan will not be effective and/or the Award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

           11.2 The authority of the Committee under Section 3 to include "forfeiture provisions" in Award Agreements is hereby confirmed. The Committee may provide in any Award Agreement for the forfeiture of the Awards governed by such Award Agreement and the benefits derived therefrom, in the event the Grantee takes actions or engages in conduct that is harmful or contrary to, or not in the best interests of, the Company. Such forfeiture may include, without limitation, (a) the cancellation of unexercised Options and/or SARs and the forfeiture or repayment to the Company of any gain realized from the exercise of any Options and/or SARs, and (b) forfeiture, or repayment of the value, of any shares of stock granted as Restricted Stock or Contingent Stock or the forfeiture or repayment to the Company of any proceeds received from the sale thereof. The Committee shall have broad discretion in defining what actions and conduct constitute forfeiture events which may include (i) conduct related to the Grantee's employment for which either criminal or civil penalties may be sought, (ii) the commission of an act of fraud or intentional misrepresentation,
(iii) embezzlement or misappropriation or conversion of assets or opportunities of the Company, (iv) accepting employment with or serving as a consultant, adviser or in any other capacity to, or having any ownership interest in, a person or entity that is in competition with or acting against the interest of the Company, or any solicitation of employees or distributors, in violation of the Company's Key Employee Covenants or any other agreement, (v) disclosing or misusing any confidential or proprietary information of the Company in violation of the Key Employee Covenants, or any other non-disclosure agreement with the Company or other duty of confidentiality or the Company's insider trading policy, or (vi) any other actions or conduct of Grantee that the Committee determines in good faith are harmful or contrary to, or not in the best interests of, the Company. The Committee shall have broad discretion and authority to determine the scope, duration and terms of any such forfeiture provisions. The Committee, or its duly appointed agent, may waive any or all of the restrictions authorized under this subsection whenever it (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of the Company.

12.        RIGHTS OF A SHAREHOLDER

           12.1 The Grantee of any Award under the Plan shall have no rights as a shareholder with respect thereto unless and until certificates for Shares of common stock are issued to such Grantee, except for the rights provided in
Section 10 as it pertains to Restricted Stock Awards.

13.        RIGHTS TO TERMINATE EMPLOYMENT

           13.1 Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any Grantee the right to continue in the employment as an Employee, or service as a Director or Consultant, of the Company or a Subsidiary or affect any right which the Company or its Subsidiary may have to terminate the employment, or service as a Director or Consultant, of such Grantee.

14.        WITHHOLDING OF TAXES

           14.1 Whenever the Company proposes, or is required, to issue or transfer Shares under the Plan, the Company shall have the right to require the Grantee to remit to the Company an amount, or a number of shares, sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever under the Plan payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state and/or local withholding tax requirements.

15.        NON-ASSIGNABILITY

           15.1 No Award or benefit under the Plan shall be assignable or transferable by the Grantee thereof except by will or by the laws of descent and distribution. During the life of the Grantee, such Award shall be exercisable only by such person or by such person's guardian or legal representative.

16.        NON-UNIFORM DETERMINATIONS

           16.1 The Committee's determination under the Plan (including, without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and conditions of such Awards and the Award Agreements evidencing same, and the establishment of values and performance targets) need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

17.        ADJUSTMENTS

           17.1 If the Class A Common Stock of the Company is subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Class A Common Stock as a stock dividend on its outstanding Class A Common Stock, the number of shares deliverable upon the exercise or vesting of any Awards granted hereunder shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

           17.2 In the event of a consolidation of the Company, a merger in which the Company is not the surviving entity, or the sale of all or substantially all of the Company assets, the exercisability of any or all outstanding Awards shall automatically be accelerated so that such Awards would be exercisable or vested in full immediately prior to the effective date of such consolidation, merger or asset sale. However, no such acceleration shall occur if and to the extent any outstanding Awards are, in connection with such consolidation, merger, or asset sale, either to be assumed by the successor corporation (or parent thereof or to be replaced with a comparable Award to purchase shares of the capital stock of the successor corporation (or a parent thereof). The determination of such Award comparability shall be made by the Committee, and such determination shall be final, binding and conclusive. Immediately following any such consolidation, merger or asset, sale, the Awards, to the extent not previously exercised or vested, shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) in connection with such consolidation, merger or asset sale. If any outstanding Award hereunder is assumed in connection with any such consolidation, merger or asset sale, then such Award shall be appropriately adjusted, immediately after such consolidation, merger or asset sale, to apply to the number and class of securities which would have been issuable to the Grantee upon consummation of such consolidation, merger, or asset sale if the Awards had been exercised or vested immediately prior to any such transaction, and appropriate adjustment shall also be made to the exercise price for such Awards, as applicable, provided the aggregate exercise price shall remain the same. This Plan shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate, or sell or transfer any part of its business or assets.

           17.3 In the event of a recapitalization or reorganization of the Company (other than a consolidation, merger or asset sale described in Section
17.2 above) pursuant to which securities of the Company or of another entity are issued with respect to the outstanding shares of the Company's Class A Common Stock, a Grantee, upon exercising an Award or an Award becoming vested, shall be entitled to receive for the purchase price paid upon such exercise the securities the Grantee would have received if the Grantee had exercised the Award or the Award had vested prior to such recapitalization or reorganization.

18.        AMENDMENT

           18.1 The Plan may be amended by the Board, without Shareholder approval, at any time in any respect, unless Shareholder approval of the amendment in question is required under Delaware law, the Code, any exemption from Section 16 of the Exchange Act (including without limitation SEC Rule 16b-3) for which the Company intends Section 16 Persons to qualify, any national securities exchange system on which the Shares are then listed or reported, by any regulatory body having jurisdiction with respect to the Plan, or any other applicable laws, rules or regulations.

           18.2 The termination or modification or amendment of the Plan shall not, without the consent of a Grantee, affect a Grantee's rights under an Award previously granted. Notwithstanding the foregoing, however, the Company reserves the right to terminate the Plan in whole or in part, at any time and for any reason, provided that appropriate compensation, as determined in the sole and absolute discretion of the Committee, is made to Grantees with respect to Awards previously granted.

19.        EFFECT ON OTHER PLAN

           19.1 Participation in this Plan shall not affect a Grantee's eligibility to participate in any other benefit or incentive plan of the Company, and any Awards made pursuant to this Plan shall not be used in determining the benefits provided under any other plan of the Company unless specifically provided.

20.        DURATION OF PLAN

           20.1 The Plan shall remain in effect until all Awards under the Plan have been satisfied by the issuance of Shares or the payment of cash, but no Awards shall be granted more than ten years after the date the Plan is adopted by the Company. The Second Amended and Restated 1996 Stock Incentive Plan amends and restates the Amended and Restated 1996 Stock Incentive Plan, as previously amended, effective as of March 31, 1999 subject to shareholders approval.

21.        FUNDING OF THE PLAN

           21.1 This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under this Plan, and payment of Awards shall be on the same basis as the claims of the Company's general creditors. In no event shall interest be paid or accrued on any Award including unpaid installments of Awards.

22.        PLAN STATUS

           22.1 This Plan is intended to satisfy the requirements of a 16b-3 plan under the Exchange Act.

           22.2 This Plan is intended to qualify as a plan under Rule 701 issued pursuant to The Securities Act of 1933, as amended.

23.        GOVERNING LAW

           23.1 The laws of the State of Delaware shall govern, control and determine all questions arising with respect to the Plan and the interpretation and validity of its respective provisions.



                                                 NU SKIN ENTERPRISES, INC.



                                                 By:   _________________________
                                                 Its:  President


ATTEST:



-------------------------------
Its Secretary